                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

     Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement


                             U.S. MEDICAL PRODUCTS, INC.
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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                               U.S. MEDICAL, INC.
                      12201 TECHNOLOGY BOULEVARD, SUITE 100
                            AUSTIN, TEXAS 78727-6208
                                 (512) 257-8787

                              INFORMATION STATEMENT

                                  INTRODUCTION

     This Information Statement is being furnished to holders of shares of common stock, no par value (the "Common Stock"), of U.S. Medical Products, Inc., a Texas corporation (the "Company"). It is in connection with the written consent of Metrax Medical, Inc., a Delaware corporation ("MMI"), the holder of approximately 80% of the Company's outstanding Common Stock, to the sale to Hayes Medical, Inc., a California corporation ("Hayes Medical"), of substantially all of the Company's assets pursuant to (i) a License Agreement (the "License Agreement") and (ii) an Asset Purchase Agreement (the "Asset Purchase Agreement"), both of which, dated as of May 20, 1997, are by and between the Company and Hayes Medical (the proposed sale pursuant to the License Agreement and the Asset Purchase Agreement is hereafter referred to as the "Proposed Sale"). The consideration paid by Hayes Medical under the License Agreement was $400,000 in cash and a promissory note in the amount of $150,000. The consideration to be paid by Hayes Medical under the Asset Purchase Agreement is equal to (i) $300,000 in cash (subject to adjustment);
(ii) a promissory note, which shall be in the principal amount of 56.25% of the agreed upon historical cost of the assets less the certain liabilities to be assumed by Hayes Medical, less the $300,000 cash payment. The promissory notes will be due in eighteen equal monthly installments including accrued interest. The notes will bear interest at ten percent (10%) per annum and will be secured by inventory of Hayes Medical.


     Hayes Medical has been the Company's exclusive distributor since January 1997. On January 15, 1997, the Company accepted a purchase order by a wholly-owned subsidiary of Hayes Medical to purchase inventory with a book value of $1,780,000 dollars in exchange for a cash purchase price of 56.25% of the net book value of such inventory ($1,000,000). The Company used the proceeds from this sale to pay to MMI $1,000,000 in partial satisfaction of an obligation to MMI represented by a promissory note in the principal amount of $1,100,000 (the "Company Note"). MMI acquired the Company Note and its 80% equity interest in the Company from the Company's prior majority shareholder, Durian Securities, Inc. ("Durian"), a private investment company managed and administered by Smith (Management Co., Inc. ("Smith Management"). MMI used the proceeds from the Company's repayment of the Company Note to satisfy its outstanding obligation to Durian. MMI incurred this obligation when it purchased the Company Note and Common Stock of the Company. See, "The Proposed Sale -- Background of the Proposed Sale."

     The final purchase price will be determined based on a final closing statement, which the Company shall deliver to Hayes Medical within 30 days after the Closing Date. The Company delivered to Hayes Medical a draft closing statement, attached as Annex A to this Information Statement and is incorporated herein by reference. See "The Asset Purchase Agreement--Purchase Price."
Copies of the License Agreement and the Asset Purchase Agreement are attached hereto as Annex B and C, respectively.

     This Information Statement is first being mailed to stockholders on or about October 10, 1997, and it is accompanied by (i) a copy of the Company's latest Form 10-KSB for the year ended December 31, 1996, as amended, and
(ii) a copy of the Company's latest Form 10-QSB for the quarter ended
June 30, 1997.

     This Information Statement is furnished for information purposes only. THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     THE PROPOSED SALE IS CONDITIONED UPON, AMONG OTHER THINGS, THE SECURING OF ALL NECESSARY APPROVALS AND CONSENTS. THERE CAN BE NO ASSURANCE THAT THE CONDITIONS TO THE PROPOSED SALE WILL BE SATISFIED OR WAIVED AND THAT THE PROPOSED SALE WILL BE CONSUMMATED. SEE "THE ASSET PURCHASE AGREEMENT-- CONDITIONS."

     Since the Proposed Sale involves a sale of assets, the stockholders of the Company will retain their equity interest in the Company following its consummation, which will have received the proceeds from the Proposed Sale. See "The Proposed Sale--Use of Proceeds; Conduct of Business Following the Proposed Sale."

THE INFORMATION CONTAINED HEREIN UNDER "SUMMARY--THE COMPANIES--HAYES MEDICAL, INC." AND "CERTAIN INFORMATION CONCERNING HAYES MEDICAL" HAS BEEN SUPPLIED BY HAYES MEDICAL. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Until June 16, 1997, the Common Stock and warrants to purchase Common Stock were traded on the Boston Stock Exchange. Reports and other information concerning the Company may be inspected at the National Association of
Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.   The
Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                                TABLE OF CONTENTS


INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . i
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . ii
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   The Stockholder Consent . . . . . . . . . . . . . . . . . . . . . . . . 1
   The Proposed Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
THE STOCKHOLDER CONSENT. . . . . . . . . . . . . . . . . . . . . . . . . . 4
THE PROPOSED SALE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   Background of the Proposed Sale . . . . . . . . . . . . . . . . . . . . 4
   Opinion of the Advisor. . . . . . . . . . . . . . . . . . . . . . . . . 5
   Approval of the Board of Directors; Reasons for the Proposed Sale . . . 8
   Certain Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . 9
   Use of Proceeds; Conduct of Business Following the Proposed Sale. . . . 9
   Interests of Certain Persons in the Proposed Sale . . . . . . . . . . . 9
   Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . 9
   Dissenters' Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . 9
THE LICENSE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
THE ASSET PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 11
   Assets to be Sold and Liabilities to be Assumed . . . . . . . . . . . . 11
   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   Representations and Warranties and Certain Covenants. . . . . . . . . . 12
   Employment and Employee Benefit Plans . . . . . . . . . . . . . . . . . 13
   Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
CERTAIN INFORMATION CONCERNING THE HAYES MEDICAL . . . . . . . . . . . . . 14
PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . 15
RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND MANAGEMENT. . . . . . . . . . . . . . . . . . . . 16
MARKET PRICE DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Annexes
   A.   Draft Closing Statement. . . . . . . . . . . . . . . . . . . . . . A-1
   B.   License Agreement. . . . . . . . . . . . . . . . . . . . . . . . . B-1
   C.   Asset Purchase Agreement . . . . . . . . . . . . . . . . . . . . . C-1
   D.   Opinion of the Advisor . . . . . . . . . . . . . . . . . . . . . . D-1

                                       SUMMARY

    The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement. Stockholders are urged to read this Information Statement and the Annexes hereto in their entirety.

                                    THE COMPANIES

U.S. Medical Products, Inc.  The Company was formed in 1991 to develop, market and distribute hip and knee prostheses, together with corresponding surgical instruments utilized to implant such devices. Its products are joint reconstructive devices, namely the Consensus - Knee, Hip and Bipolar Systems, consisting of prosthesis that replace all or a part of the patient's own diseased or fractured joint, together with the specialized surgical instruments used to implant these devices. The Company marketed these products in the United States, Italy, Germany, Switzerland, Austria and Turkey.

Hayes Medical, Inc.          Hayes Medical was formed to capitalize on emerging
                             business opportunities in the medical device industry. Its mission is to become an industry leader in the creation, evolution, and production of world class medical products and technologies for the orthopedic implant and device market. It will sell its products to the medical profession throughout the United States and other countries.
                             Hayes Medical is in the development stage and has yet to generate any significant product revenue, but has recently begun to sell its products to outside customers.

                               THE STOCKHOLDER CONSENT

Consent Required             Article 5.10 of the Texas Business Corporation Act
                             permits a Texas corporation to sell all, or substantially all, of its assets if the sale is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon. Article fifteen of the Corporation's Articles of Incorporation further allows such sale upon the approval of a majority of the shares entitled to vote for such a sale. MMI owns approximately 80% of the outstanding Common Stock. In order to satisfy a condition to the closing of the Asset
                             Purchase Agreement, MMI intends to consent in writing to the adoption of the License Agreement and the Asset Purchase Agreement pursuant to
                             Section 9.10 of the Texas Business Corporation
                             Act. Accordingly, no vote of any other stockholder is necessary and stockholder votes are not being solicited. See "The Stockholder Consent."

                                  THE PROPOSED SALE

Assets to Be Sold            The Company has agreed to sell to Hayes Medical
                             substantially all of the Company's assets and its intellectual property, which constitute the
                             Company's business relating to its orthopedic product lines (the "Product Lines"). The assets to be sold or transferred by the Company to Hayes
                             Medical pursuant to the Asset Purchase Agreement
                             (the "Assets") include certain trade and other notes and accounts receivable of the Company, inventory, all intangible assets used in the Company's operation or maintenance of the Company, including, goodwill, and other assets of the Company. Pursuant to the Asset Purchase
                             Agreement, Hayes Medical will assume and thereafter be responsible for paying and satisfying certain of the Company's liabilities (the "Assumed Liabilities"). Pursuant to the License Agreement, Hayes will acquire the Company's intellectual property relating to the Product Lines.

Purchase Price               The consideration paid by Hayes Medical under the
                             License Agreement was $400,000 in cash and a promissory note, secured by the inventory of Hayes
                             Medical, in the amount of $150,000 at 10% interest per annum payable over eighteen months.

                             The Asset Purchase Agreement provides for an aggregate consideration, to be delivered to the Company at the Closing, equal to: (i) $300,000 in cash (subject to adjustment); (ii) a secured promissory note, which shall be in the principal amount of 56.25% of the agreed upon historical cost of the Assets less the Assumed Liabilities at the Closing, less the $300,000 cash payment and less any reduction pursuant to Hayes Medical's right of offset. The Note will be due in eighteen equal monthly installments including accrued interest with the first such monthly installment being due the first day of the first month beginning after the Closing Date and subsequent installments being due the first day of each month thereafter. The Note will bear interest at ten percent (10%) per annum and will be secured by the inventory of Hayes Medical.

                             The final purchase price will be determined based on the Final Closing Statement, which the Company shall deliver to Hayes Medical within 30 days after the Closing Date.

Closing of the Proposed Sale The Closing will take place on that date and time as the Company and Hayes Medical mutually agree that all conditions precedent to the obligations of the parties under the Asset Purchase Agreement have been met. See "The Asset Purchase Agreement--Conditions."

Approval by the Board        The Board of Directors believes that the Proposed
                             Sale is expedient and for the best interests of the Company, and has approved the Proposed Sale. The
                             Board of Directors' approval of the Proposed Sale is based upon a number of factors described in this Information Statement. See "The Proposed Sale
                             Approval by the Board of Directors; Reasons for the Proposed Sale" and "The Proposed Sale--Interests of Certain Persons in the Proposed Sale."

Opinion of The Advisor       The William Jamieson Group, Inc., a Financial
                             Advisory Firm ("the Advisor"), was engaged to render an opinion as to the fairness from a financial point of view of the consideration to be received by the Company pursuant to the Asset
                             Purchase Agreement and the License Agreement.
                             The Advisor has delivered to the Board of Directors its opinion to the effect that, as of the date of its opinion and subject to the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinion, the consideration to be received by the Company pursuant to the Proposed Sale is fair from a financial point of view to the Company.

                             A copy of the opinion of the Advisor is attached to this Information Statement as Annex D. The attached opinion sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and procedures followed by the Advisor and should be read in its entirety. See "The Proposed Sale--Opinion of Advisor."


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

Use of Proceeds; Conduct     All of the proceeds from the Proposed Sale will be
of Business Following the    used to repay outstanding indebtedness of the
Proposed Sale                Company, including indebtedness owed to MMI and to
                             an affiliate of MMI.

                             Following the proposed sale, the Company will consider several alternative arrangements with
                             MMI to sell medical and personal wellness products manufactured and marketed by Metrax
                             GmbH, MMI's wholly-owned subsidiary. Metrax
                             GmbH, which is based in Rottweil, Germany, manufactures and markets medical and personal wellness products worldwide. For the year ended December 31, 1996, it experienced losses of $249,000 on sales revenues of $15,101,000. Its primary markets presently are Europe, Asia and the Middle East. MMI's objective is to expand product sales and distribution of its products in the United States through the Company.

                             In addition to a possible merger between MMI and the Company, the Company is also considering, in the alternative, an exclusive distribution arrangement with MMI. The ultimate arrangement will be determined in large part based on the ability of the Company to attract financing on favorable terms under the arrangement. See "The Proposed Sale--Use of Proceeds; Conduct of Business Following the Proposed Sale."


Certain Tax Consequences     The Proposed Sale will be a taxable transaction to
Federal Income Tax Purposes  the Company for United States Federal income tax purposes.  The Company recorded at December 31,
                             1996 a net deferred tax liability of $432,264 in anticipation of the estimated tax liability resulting from the Proposed Sale.


Conditions to the Proposed   The obligations of the Company and Hayes Medical
                             to consummate the Proposed Sale are subject to the satisfaction or waiver of certain conditions customary to a transaction of this nature, including, among others, the occurrence of certain events described in "The Asset Purchase
                             Agreement-Condition."


Termination                  The Asset Purchase Agreement may be terminated and
                             abandoned at any time prior to the Closing Date by the written agreement of the Company and Hayes
                             Medical.  See "The Asset Purchase
                             Agreement--Termination."

Interests of Certain Persons For information relating to the interests of
in the Proposed Sale         certain persons in the Proposed Sale, see "The
                             Proposed Sale--Interests of Certain Persons in the
                             Proposed Sale."

Dissenters' Appraisal Rights Texas provides dissenters' rights for disposition of all or substantially all of a Texas
                             corporation's assets.  The Company will within ten
                             (10) days after the date the Proposed Sale is effected, mail to each shareholder of record as of the effective date of the Proposed Sale, notice of the fact and date of the Proposed Sale and that the shareholder may exercise the shareholder's right to dissent from the Proposed Sale. Shareholders may then make written demand, within twenty (20) days after the mailing of the notice, for payment of the fair value of the shareholder's shares. Failure to make demand within the twenty day period will result in the shareholder being bound by the sale.

                             The Company must accept, or reject by making a counteroffer as to the estimated fair value of the shares, the dissenting shareholder's demand for payment. Should the dissenting shareholder reject the counteroffer, then within 120 days after the date on which the Proposed Sale was effective, the shareholder or the Company may file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's share. See "The Proposed Sale -Dissenters' Appraisal Rights."

                               THE STOCKHOLDER CONSENT

    Article 5.10 of the Texas Business Corporation Act permits a Texas corporation to sell all, or substantially all, of its assets if the sale is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon. Article fifteen of the Corporation's Articles of Incorporation further allows such sale upon the approval of a majority of the shares entitled to vote for such a sale.

    MMI owns approximately 80% of the outstanding Common Stock. In order to satisfy a condition to the closing of the Asset Purchase Agreement, MMI intends to consent in writing to the adoption of the License Agreement and the Asset Purchase Agreement pursuant to Section 9.10 of the Texas Business Corporation Act. Accordingly, no vote of any other stockholder is necessary and stockholder votes are not being solicited.

    Subject to the terms and conditions of the Asset Purchase Agreement, it is contemplated that the Proposed Sale will be consummated not earlier than 20 days after the mailing of this Information Statement and following satisfaction or waiver of the conditions contained in the Asset Purchase Agreement. See "The Asset Purchase Agreement--Conditions." This Information Statement is first being mailed to stockholders on October 10, 1997.


                                  THE PROPOSED SALE

Background Of The Proposed Sale

    U.S. Medical Products, Inc. (the "Company") was incorporated in Texas on March 25, 1991. The Company was formed to develop, market and distribute hip and knee prostheses, together with corresponding surgical instruments utilized to implant such devices. The Company marketed these products in the United States, Italy, Germany, Switzerland, Austria and Turkey.

    Since as early as 1995, the Company has encountered a number of unexpected delays in obtaining FDA approvals and in bringing its products to market. These delays severely restricted the Company's ability to generate adequate cash flow from operations, and the Company's cash requirements since have significantly exceeded its capital resources and cash generated from operations.
Specifically, the Company experienced cash flow deficiencies from operations as a result of significant expenditures, including expenditures related to research and development, product introduction, obtaining FDA approvals or clearances to market products, obtaining and maintaining manufacturing and distribution arrangements, and maintaining inspection and clean room facilities.

    During 1994 and 1995, the Company experienced cash flow deficiencies and incurred operating losses that resulted in an accumulated deficit of $9,341,842 at December 31, 1995. During this period, the Company funded its operations primarily through the sale of equity securities and the issuance of promissory notes to its majority shareholder at that time, Smith Management and related entities. During 1995, Smith Management provided $5,537,410 in debt financing at 10% interest to the Company and purchased 1,257,532 shares of Common Stock and 1,474,250 Class A Redeemable Common Stock Purchase Warrants for $250,000 in cash. Additionally, during 1995, Smith Management converted $899,551 of debt due from the Company into 2,432,534 shares of Common Stock and 5,304,653 Class A Warrants. At December 31, 1995, the aggregate face amount of convertible debt and promissory notes due to Smith Management was $4,988,898 of which the principal amount of $4,637,859 was outstanding.


    Subsequent to December 31, 1995, the Company issued demand notes in favor of Smith Management in the amounts of $293,022 and $5,000,000. The note in the amount of $293,022 was utilized to capitalize interest then due and owing to Smith Management. A portion of the proceeds of the $5,000,000 note was used to discharge the principal balances of other promissory notes to Smith Management then outstanding. In February 1996, Smith Management transferred its promissory notes then outstanding and its equity in the Company to Durian, a private investment company managed and administered by Smith Management. On that same date, Durian increased its equity position in the Company from 53% to 80% through the conversion of $1,849,449 of convertible debt into 9,307,994 shares of Common Stock and 10,492,046 Class A Warrants. At March 1996, the face amount of the promissory notes issued by the Company in favor of Durian was $5,293,021 of which the principal amount of $4,289,021 was outstanding.

    The Company's current majority shareholder, MMI, acquired control of the Company on August 19, 1996, by acquiring from Durian, which is unrelated to MMI, 12,998,060 shares of Common Stock of the Company and 17,270,948 Class A Warrants and the Company Note issued by the Company to Durian, dated as of August 19, 1996 in the principal amount of $1,100,000. In consideration for the Company Note, MMI paid Durian $25,000 in cash and issued to Durian a promissory note in the principal amount of $975,000, bearing interest at the rate of ten percent (10%) per annum (the "MMI Note"). Durian transferred its equity interest in the Company to MMI for no additional consideration. Consequently, at face value, the acquisition was at no cost to MMI.

    In connection with MMI's acquisition of Durian's interest in the Company, Durian contributed to the capital of the Company principal and accrued interest on debt owed by the Company to Durian in the aggregate amount of $4,980,731, leaving a principal balance of $1,100,000, for which the Company issued the Company Note. In consideration for this contribution by Durian, MMI agreed that it would make a tax election that made the sale of Durian's interest in the Company a deemed sale of the Company's assets. As a result of this election, the assets of the Company were written down, for tax purposes, by approximately $5 million (to the amount of consideration given for 80% of the Company). This "loss from deemed sale of assets" was utilized by Durian. At December 31, 1996, the Company recorded a distribution of $432,264 to its former majority shareholder (Durian) for the benefit Durian received for the use of the approximately $1.2 million current tax loss incurred through the date of the sale to MMI. In addition, because, as a result of the writedown of assets, the tax basis of the Company's assets was below its book basis at December 31, 1996, the Company recorded a deferred tax liability at the end of 1996, in anticipation of the tax liability resulting from the Proposed Sale. See Note 6 to the Company's Financial Statement for the year ended December 31, 1996 for more complete information regarding income taxes.

    Principal and interest under the MMI Note were due and payable in four installments in August 1996, November 1996, January 1997 and April 1997. The MMI Note was secured by the Company Note and all collateral securing the Company's obligations under the note, which consisted of substantially all of the Company's assets. MMI's obligations under the note were also guaranteed by Metrax GmbH, a German based medical products company ("Metrax GmbH"), and the principal shareholder of Metrax GmbH. Metrax GmbH is a wholly owned subsidiary of MMI. MMI's original purpose in purchasing the Company's Common Stock and the Company Note was to effect a business combination between the Company and MMI. Metrax GmbH is in the business of developing, manufacturing and distributing internationally professional medical products and consumer wellness products.

    Following MMI's purchase of the Common Stock, the directors and management of the Company resigned and were replaced by the Company's current Board of Directors and management. When MMI acquired the Company, the Company's cash requirements significantly exceeded its capital resources and cash generated from operations. During the fourth quarter of 1996, the current Board of Directors and management began an evaluation of the Company's strategic alternatives in light of the Company's financial condition, insolvency, market conditions and other considerations. During this period, management was unsuccessful in its efforts to secure additional working capital, in part because substantially all of the assets of the Company were encumbered by Durian's security interest in the Company's assets. In addition, MMI and its wholly-owned operating subsidiary Metrax GmbH did not have suffient cash flow to provide working capital to the Company. During this period of time, MMI also was unsuccessful in seeking to obtain its own financing. In view of the inability to secure financing, it was determined that a reduction in the Company's outstanding indebtedness was necessary to address current liquidity demands to continue as a going concern and to avoid an involuntary sale of its assets. In addition, although MMI had paid the August 1996 and November 1996 installments on the MMI Note in the aggregate amount of $350,000, it was unable to satisfy its remaining obligations under the MMI note, including the January installment obligation of $250,000, until the Company satisfied its obligation to MMI under the Company Note. An involuntary sale of the Company's assets would likely have impaired the Company's ability to repay its obligation to MMI under the Company Note.

    In December 1996, the Company initiated discussions with Hayes Medical about a sale of the Company's inventory. In order to obtain liquidity, on January 15, 1997, The Company accepted a purchase order by a wholly-owned subsidiary of Hayes Medical (the "Distributor") to purchase inventory with a book value of $1.78 million dollars in exchange for a cash purchase price of 56.25% of the net book value of such inventory ($1.0 million) and accepted an offer by the Distributor to act as the Company's exclusive domestic distributor. In order to avoid an involuntary sale of the Company's assets by its creditors, and by Durian, the Company used the proceeds from the sales to the Distributor to pay to MMI $1,000,000 in partial satisfaction of the Company Note. MMI then used approximately $575,000 of these proceeds to satisfy its obligation to Durian under the MMI Note and at the same time loaned $165,000 to the Company. On February 1, 1997, the Company granted to the Distributor world wide distribution rights and accepted a purchase price of 56.25% of the inventory's book value ($.3 million dollars). On February 1 the Company also entered into a letter of intent with Hayes Medical to sell certain tangible and intangible assets related to the Company's orthopedic product lines (the "Product Lines"). On April 7, 1997, the Company signed an amendment to the distribution agreement whereby up to an additional $700,000 of inventory could be purchased at a price of 30% above cost (prior to valuation reserves) for new inventory or 56.25% of historical cost (prior to valuation reserves) for existing inventory. Additional future purchases made under this agreement, if any, will be made at a price to be agreed upon by both parties.

    During its negotiations with Hayes Medical, the Company consulted its independent Advisor on various issues concerning the Proposed Sale, including the purchase price and other issues relating to the fairness of the terms of the Proposed Sale. On May 20, 1997 the Board, considering the factors referred to below under "Approval of the Board of Directors; Reasons for the Proposed Sale," determined that the Proposed Sale was expedient and for the best interests of the Company and voted to approve the Asset Purchase Agreement and the License Agreement, subject to satisfaction of the conditions of closing of the Asset Purchase Agreement.

Opinion Of The Independent Advisor

    On February 11, 1997, the Company retained the Advisor to render a fairness opinion in connection with the Proposed Sale. The Company selected the Advisor based upon the Advisor's qualifications, expertise and reputation as a valuation advisor, as well as the Advisor's prior familiarity with the Company. Prior to retention by the Company, the Advisor had been retained jointly by MMI and its financial consultant to provide valuation services in conjunction with proposed financing transactions for MMI and for the Company. The Advisor provides business valuation, fairness and solvency opinions, economic loss analysis, strategic and capital planning and related investment banking services. It has offices in Los Angeles and San
Francisco, California. The Advisor delivered its opinion to the Company to the effect that based upon the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinion, the Proposed Sale is fair to the Company's shareholders and the Company from a financial point of view.

    The full text of the Advisor's written opinion dated the date of this Information Statement is attached hereto as Annex D to this Information Statement and is incorporated herein by reference. Stockholders of the Company are urged to, and should, read the opinion carefully and in its entirety for the assumptions made, matters considered and limits of the review undertaken by the Advisor. Although the Company believes that the summary below describes the material portions thereof, such summary of the opinion of the Advisor set forth herein is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, the Advisor reviewed the Asset Purchase Agreement, the Distribution Agreement and the License Agreement and certain publicly available business and financial information relating to the Company and Hayes Medical. The Advisor also reviewed certain other information furnished to the Advisor by the Company and discussed the business and prospects of the Company with the Company's management. In addition, the Advisor also considered certain financial data of the Company and compared that data with stock market data for publicly held companies in businesses similar to those of the Company. The Advisor also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

    In connection with its review, the Advisor did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material aspects. In addition, the Advisor did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals. The Advisor's opinion was necessarily based upon financial, economic, market or other conditions as they existed and could be evaluated on the date of the opinion. In connection with its engagement, the Advisor was not requested to, and did not, solicit third party indications of interest in acquiring the business of the Company, nor was the Advisor retained to advise the Company with regards to alternatives to the Prepared Sale. In addition, although the Advisor evaluated the fairness of the consideration to be received by the Company from a financial point of view, the Advisor was not asked to and did not recommend the form or amount of consideration payable in the Proposed Sale.

    In arriving at its opinion and making its presentation to the Board of Directors, the Advisor performed a variety of financial analyses, including those summarized below. The summary set forth below includes certain of the financial analyses discussed by the Advisor with the Board of Directors, but does not purport to be a complete description of the analyses performed by the Advisor in arriving at its opinion. Arriving at a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. The Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

    In performing its analyses, the Advisor made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These assumptions included the accuracy of the Company's management information and judgments with regard to the Company's general business activities and strategic plans. Any estimates incorporated in the analyses performed by the Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses and securities neither purport to be appraisals nor necessarily reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or the companies involved in comparable acquisition transactions and other factors that could affect the public trading value of the comparable companies or company or transaction to which they are being compared.

    The following is a summary of the Advisor's opinion. In connection with preparing its opinion the Advisor reviewed a number of documents, including: the letter of intent for sale of assets to Hayes Medical; the Asset Purchase Agreement; the License Agreement; the Worldwide Exclusive Distributor Agreement dated February 1, 1997, including executed purchase orders; physical inventory detail dated March 31, 1997; audited financial statements for the Company for December 31, 1996 and the net assets in liquidation of the Company; audited financial statements for the Company for 1995 and 1994; interim financial statements for March 31,1997; interim financial statement through May 1997; the Company's 5 year pro forma income statement dated November, 1996; 1996 Marketing Plan and quarterly pro forma income statement; detailed list of account receivables with aging information, and list of all account payables and creditors; detailed closing Binder dated May 21, 1997; reports filed by the Company with the SEC under the Securities Exchange Act of 1934; Purchase Agreement dated August 19, 1996 between MMI and Durian; the Contribution Agreement dated August 21, 1996, between the Company and Durian; the Company's shareholder list as of February 5, 1997; detail on various stock option plans and warrants issued to purchase the common stock of the Company; various documents, memoranda prepared by the Company management, including but not limited to (i) a summary of the Company's operations and history, (ii) background information on key management personnel, (iii) the Company's organizational structure, (iv) intellectual property assets schedule dated February 24, 1997, (v) summary of the Company's Premarket 510(k) notifications, (vi) joint defense agreement between USMP and Smith Management relative to the defense of lawsuit entitled 1212 HP, Ltd. 1826, Inc., et al. and documents related to a claim made by Meridian Capital Group for fees in connection with financial advisory services provided to the majority shareholder of the Company in conjunction with efforts to arrange financing, (vii) various articles, scientific papers, product brochures and documents describing among other things the Company's products and technology, commercial applications along with industry and competitor research covering certain segments of the orthopedics market - hip, knee and small joint prostheses, trauma devices, and bone anchors; OTC bulletin Board Daily stock price and volume detail; various documents, memoranda prepared by the Company management, including but not limited to (i) management discussion relative to its efforts to secure working capital financing to meet operating shortfall along with weekly cash flow projections for various periods in 1996 and 1997, (ii) management discussion relative to its assessment of the alternatives to the Company to meet its financial responsibilities to creditors, including reducing expenses, securing working capital debt financing, sale or equity and or the sale of assets, as alternatives to filing bankruptcy by the Company, (iii) management review of the impact of the sale of assets on its employees, customers, suppliers and creditors and (iv) schedule of cash to transactions between USMP and MMI; copies of press releases made during the period 1997 and 1996; copies of all employment agreements and list of officers and directors with background information and organizational structure; schedule of contracts in which the Company is obligated; the Company facilities description and general post transaction relocation plan; business and marketing plan from Hayes Medical including Hayes Medical current year assessment of distributor sales of the Company's products; and the December 31, 1996 audited financial statement for Hayes Medical.

    In addition to the foregoing, the Advisor made inquiries of certain officers of the Company who have senior responsibility for operating matters regarding (i) the operations, financial condition, future prospects and projected operations and performance of the Company, (ii) whether management is aware of any events or conditions which might cause any of the assumptions set forth in this Opinion to be incorrect, (iii) the nature of conversion of debt equity of the Company and conversion of debt to capital by a third party note holder during 1996, and (iv) management's continuing assessment of the deteriorating financial condition of the Company during 1996 and since December 31, 1996, the date of the Company's most recent Audited Consolidated Statement of Financial Condition; certain financial forecasts and accompanying assumptions prepared by the Company management for the years ending December 31, 1996 and 1997 were reviewed, and the assumptions underlying such forecasts were discussed with officers of the Company; discussions were held with management of the Company to review certain key aspects of the operating strategy for 1996 and 1997 following the acquisition of a majority position in the Company's equity by MMI and the subsequent management re-structuring, and the circumstances surrounding the Company's decision to pursue the sale of substantially all of its assets and reorganize its business activities through a planned merger with its majority shareholder. In addition, the Advisor analyzed the Company's common stock trading prices and volumes for the period from January 2, 1996 to March 10, 1997 to March 18, 1997 to ascertain stock price and volume levels and volatility. The Advisor also performed generally recognized financial analysis and valuation procedures to ascertain the financial condition of the Company as well as to estimate its value based upon the appropriate standard of value considering the circumstances. The Advisor's analysis included an examination of the relative values received by the Company in contrast to the unadjusted asset value reported by the Company in its financial statements at December 31, 1996 and March 31, 1997; an analysis of the distribution agreements entered into between the Company and Hayes Medical; a liquidation analysis estimated at $669,916, excluding direct and indirect liquidation costs, taxes on income from asset disposal, if any, interim losses or gains and net present value discount; an analysis of the present value of future license royalty estimated at $553,000; an assessment of Hayes Medical; and an analysis of the effect of the transactions on the Company's creditors, vendors, employees and shareholders. This analysis was presented to the Board of Directors of the Company.

    Pursuant to the terms of the Advisor's engagement, the Company agreed to pay the Advisor a fee for rendering a fairness opinion in connection with the Proposed Sale. The Advisor's aggregate fee for rendering the fairness opinion in connection with the Proposed Sale will be approximately $40,000, in addition to reasonable out-of-pocket expenses, which is estimated to be less than $3,000. The Advisor had been previously retained by MMI and MMI's financial advisor in October 1996 in connection with proposed financing for MMI and the Company. The Advisor was paid approximately $26,000 for these services.

Approval Of The Board Of Directors; Reasons For The Proposed Sale

    The Board of Directors believes that the Proposed Sale is expedient and for the best interests of the Company. Accordingly, the Board of Directors has approved the Proposed Sale. In reaching its determination, the Board of Directors consulted with the Company's management as well as the Advisor, and considered the following factors:

    1. Current industry, economic and financial market conditions relating to the Company and the Product Lines, as well as the financial condition, assets, liabilities, businesses and operations of the Company and the Product Lines, both on a historical and prospective basis. In evaluating the Proposed Sale, the Board of Directors of the Company considered the prospects for the Company. The Company was not profitable in 1995 and 1996, and there is no assurance that the Company would be profitable in the future. The accumulated deficit in Stockholders' Equity declined in the prior two fiscal years, from $(5,984,203) at the end of 1994, to $(9,341,482) at the end of 1995, to $(15,225,259) on
December 31, 1996. The Board of Directors determined that the Proposed Sale would substantially reduce the Company's debt and increase its Stockholders' equity, and that future operations in segments of the industry in which the new, current management have expertise might maximize a return for Stockholders. The Company's management believes that the Proposed Sale will allow the Company to discontinue a business that has not been sufficiently profitable to allow the Company to pay all of its obligations as they become due without liquidating the Company.

    2. The results of the Company's efforts to identify other alternatives with respect to the Product Lines, including the Board of Directors' judgment that a disposition of the Product Lines on terms more favorable to the Company and its stockholders would not likely be consummated.

    3. The condition to the Asset Purchase Agreement that the Advisor provide an opinion to be received by the Company that the Proposed Sale is fair to the Company and its shareholders from a financial point of view to the Company. See "--Opinion of The Advisor."

    4. The proposed terms and structure of the Proposed Sale, including the terms of the Asset Purchase Agreement, Hayes Medical's desire to acquire the assets of the Product Lines and its unwillingness to acquire the Company as a whole. See "The Asset Purchase Agreement--Indemnification."

    5. The utilization of the net cash proceeds received from the Proposed Sale to repay indebtedness, including indebtedness owed to an affiliate of MMI. The Board of Directors believes that the Proposed Sale will thus allow the Company to divest itself from unprofitable product lines, and will place the Company in a stronger position to enter businesses in its area of expertise. See "Use of Proceeds; Conduct of Business Following the Proposed Sale."

    A material disadvantage of the Proposed Sale is that the Company will lose several product lines with revenue potential. However, the Board of Directors concluded after due consideration of the Proposed Sale and alternatives to it, that this disadvantage is substantially outweighed by opportunities that the disposition of assets and the capital received therefrom will provide. Although revenue was generated by the assets, continuing losses were substantial due to the capital-intensive nature of the business, and management believes that the Proposed Sale will serve the Company and its shareholders better in short and long term prospects.

    In view of the wide variety of factors considered in connection with its evaluation of the Proposed Sale, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

Certain Tax Consequences

    The Proposed Sale will be a taxable transaction to the Company for United States Federal income tax purposes. The Company recorded at December 31, 1996 a net deferred tax liability of $432,264 in anticipation of the estimated tax liability resulting from the Proposed Sale.

Use Of Proceeds; Conduct Of Business Following The Proposed Sale

    The net cash proceeds of the Proposed Sale received by the Company at the Closing will be used to repay outstanding indebtedness of the Company and for general working capital purposes. The consideration received by the Company under the License Agreement was $650,000, of which Hayes Medical paid $400,000 in cash. The Company used $100,000 of the cash proceeds it received under the License Agreement to repay the balance of indebtedness to MMI under the Company Note. Under the Asset Purchase Agreement, the preliminary Closing Statement indicates a gross asset purchase price of $3,045,379, net of liabilities to be paid by Hayes Medical at closing projected at $2,459,623, resulting in a net consideration of $585,736, of which $300,000 is payable in cash upon the Closing Date. The final purchase price will be determined based on a final closing statement, which the Company shall deliver to Hayes Medical within 30 days after the Closing Date. The Company intends to use the cash proceeds from the sale of assets for general working capital purposes and to repay outstanding indebtedness to MMI, which is currently in the amount of $51,000.

    Following the proposed sale, the Company's assets will consist primarily of the cash net proceeds resulting from the Proposed Sale and the promissory notes issued to the Company by Hayes Medical in connection with the License Asset Purchase Agreement. The Company's business will be to sell medical and personal wellness products manufactured and marketed by Metrax GmbH, MMI's wholly-owned subsidiary. Metrax GmbH, which is based in Rottweil, Germany, manufactures and markets medical and personal wellness products worldwide. For the year ended December 31, 1996, it experienced losses of $249,000 on sales revenues of $15,101,000. Its primary markets presently are Europe, Asia and the Middle East. MMI's objective is to expand product sales and distribution of products in the United States through the Company.

    Following the merger the Company will consider several alternatives to accomplish its business purpose. Although MMI originally acquired its interest in the Company with the intention of merging with the Company, MMI and the Company are considering, in the alternative, an exclusive distribution arrangement with MMI. The ultimate arrangement will be determined in large part based on the ability of the Company to attract financing on favorable terms under the arrangement.

    Metrax GmbH sells its medical products in the emergency, hospital, physician, sub-acute, long term and home care markets and consumer wellness products in the health and beauty and general consumer markets. Its manufacturing facility received ISO 9001 certification in March 1997. In the European market, Metrax GmbH is a leading manufacturer of air bubble baths, certain cardiac defribrillators and electrotherapy devices. Metrac GmbH's products are marketed through two product lines:

    PRIMEDIC-Registered Trademark--Primedic medical systems consists of medical devises for use by healthcare professionals in treating the clinical needs of their patients. These devices are used in pain management, oxygen therapy, mechanical ventilation, cardiac defibrillation, cardiac monitoring, vital signs monitoring, and nerve/muscle stimulation.

    VITEC-Registered Trademark--The Vitec product line consists of products to enhance and contribute to improved consumer health, fitness, and general well-being. These products are designed for personal home use and beauty salons, health spas and other wellness establishments. Products currently include air bubble baths, massage devices, manicure/pedicure devices and circulatory and orthopedic support devices.


Interests Of Certain Persons In The Proposed Sale

    The Company intends to use a portion of the net proceeds from the Proposed Sale to repay outstanding indebtedness to MMI. For a description of the intended application of proceeds from the Proposed Sale, see "--Background of the Proposed Sale" and "--Use of Proceeds; Conduct of Business Following the Proposed Sale."

Accounting Treatment

    In accordance with GAAP, the results of the Company's business will be included in the results of the Company through the Closing Date. Any gain or loss on the disposition will be recognized as of the date the Proposed Sale is closed. The Company recorded a writedown of inventory and fixed assets of $3,325,000 for the year ended December 31, 1996, as a result of the realization of impairment of inventory as of that date.

Dissenters' Appraisal Rights

    Texas provides dissenters' rights for disposition of all or substantially all of a Texas corporation's assets under Article 5.11A(2) of the Act.(5)
The procedure for dissent by shareholders is set out by Articles 5.12 of the Act ("Article 5.12"). USMP must, "within ten (10) days after the date the [Disposition] is effected, mail to each shareholder of record as of the effective date of the [Disposition], notice of the fact and date of the [Disposition] and that the shareholder may exercise the shareholder's right to dissent from the [Disposition].(6) The shareholder may then make written demand, within twenty (20) days after the mailing of the notice, for payment of the fair value of the shareholder's shares. Failure to make demand within the twenty day period will result in the shareholder being bound by the sale.


--------------------------------
(5)/ Tex. Bus. Corp. Act art 5.11A(2)

(6)/ Tex. Bus. Corp. Act art 5.12A(1)(b)

    The Company must accept, or reject by making a counteroffer as to the estimated fair value of the shares, the dissenting shareholder's demand for payment. Should the dissenting shareholder reject the counteroffer, then within 120 days after the date on which the disposition was effective, the shareholder or the Company may "file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's share."(7)

    If the dissenting shareholder accepts payment by the Company for such shareholder's shares, the shareholder shall cease to have any interest in the shares of the Company.(8) Payment of the fair value of the shares is the sole remedy for dissenting shareholder, unless there is fraud in the transaction.(9) If the Company complies with the requirements set out in Article 5.12, then failure of the shareholder to comply with the procedure as set out by Article
5.12 will result in such shareholder not being entitled "to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the [sale].(10)

                                THE LICENSE AGREEMENT

    Although the Company believes that the following summary describes the material terms and conditions of the License Agreement, such summary is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is attached as Annex B to this Information Statement and is incorporated herein by reference. Terms which are not otherwise defined in this summary have the meaning set forth in the License Agreement.

    The License Agreement provides for the sale to Hayes Medical of the Company's Intellectual Property related to the Product Lines. The License Agreement provides Hayes Medical with an exclusive, royalty-free, worldwide, irrevocable license, including the right to grant and authorize sublicenses, to manufacture and otherwise distribute the Products Lines and apparatus useful for manufacturing the Product Lines. Pursuant to the License Agreement the Company retained a non-exclusive, non-assignable, royalty-free, worldwide irrevocable license, without the right to grant or authorize sublicense under the Intellectual Property; provided, however, on the earlier to occur of (i) the closing of the Asset Purchase Agreement or (ii) July 15, 1997, the Company shall take all actions necessary to transfer and assign all right title and interest in the Intellectual Property to Hayes Medical and any license or other right shall terminate immediately thereon. Notwithstanding the above, if there has been no closing by July 15, 1997, the Company shall have the right to sell any and all Inventory existing on July 15, 1997. The consideration paid by Hayes Medical under the License Agreement was $400,000 and a promissory note, secured by the inventory of Hayes Medical, in the amount of $150,000 at 10% interest per annum payable over eighteen months.

    The License Agreement also provides that until the earlier of the closing of the Asset Purchase Agreement or until all of the existing Inventory of the Company is sold, the Company shall continue to maintain product liability insurance with a limit of not less than $1,000,000 per occurrence to cover claims relating to Products manufactured and sold by the Company to any third party, including distributors. For a period of five years following the earlier of the closing of the Asset Purchase Agreement or until all of the existing Inventory of the Company is sold, the Company shall maintain product liability insurance with a limit of not less than $1,000,000 per occurrence to cover claims relating to Products manufactured and sold by the Company to any third party, including distributors.


----------------------------------------
(7)/Tex. Bus. Corp. Act art 5.12B

(8)/ Tex. Bus. Corp. Act art. 5.12A(1)1(b)

(9)/Tex. Bus. Corp. Act art. 5.12G

(10)/ld.

                             THE ASSET PURCHASE AGREEMENT

    Although the Company believes that the following summary describes the material terms and conditions of the Asset Purchase Agreement, such summary is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached as Annex C to this Information Statement and is incorporated herein by reference. Terms which are not otherwise defined in this summary have the meaning set forth in the Asset Purchase Agreement.

Assets to be Sold and Liabilities to be Assumed

    The Asset Purchase Agreement provides for the sale by the Company to Hayes Medical of certain tangible and intangible assets relating to the Products and for Hayes Medical to assume certain liabilities relating to the same. The assets to be sold or transferred by the Company to Hayes Medical pursuant to the Asset Purchase Agreement (the "Assets") constitute substantially all of the assets of the Company and include: (a) all trade and other notes and accounts receivable of the Company as selected by Hayes Medical arising out of the operations related to the Products; (b) all current and usable inventories of Products on hand or under consignment for use by the Company's customers (the "Inventory"); (c) all rights and benefits of the Company under contracts and agreements with any third parties made by the Company, as selected by Hayes Medical, including leases of real or personal property and agreements to provide services and any purchase options provided therein to acquire the property so leased (the "Acquired Contracts"); (d) all lease and rent deposits, prepaid expenses, and prepaid taxes related to the Company's operation of the Company;
(e) all permits, consents and certificates of any regulatory, administrative or other governmental agency or body that are used in, or are required or necessary for, the ownership, operation or maintenance of the Company; (f) all other tangible assets of the Company, excluding leasehold improvements directly related to the operation or maintenance of the Company, including by way of example, furniture, business fixtures, office supplies and expendables; and (g) all intangible assets used in the Company's operation or maintenance of the Company, including, goodwill, the books and records of the Company in operating the Business, the Company's trade names used in the operation of the Company business and any confidential or proprietary information of the Company developed or used in connection with its operation of the Company.

    Pursuant to the Asset Purchase Agreement, Hayes Medical will assume and thereafter be responsible for paying and satisfying the following liabilities (the "Assumed Liabilities"): (a) the Company's liabilities arising on or after the Closing Date with respect to the Acquired Contracts including permitted returns and allowances in the ordinary course of business, which amounts due as of the Closing Date are set forth in the final Closing Statement; (b) all open purchase orders related to Products or related instruments; or other open purchase orders related to the ongoing Business, not to exceed $10,000.00 in the aggregate, unless otherwise approved by Hayes Medical; (c) all liabilities set forth on the Final Closing Statement (as hereinafter defined), but in no event is Hayes Medical liable for any amounts coming due prior to or after the Closing Date beyond what is specifically set forth in the Final Closing Statement; (d) all taxes and assessment (including any liabilities with respect to penalties or interest thereon) imposed by any governmental authority accruing after the Closing Date to the extent related to the ownership or use of Assets or the conduct by Hayes Medical of the Business after the Closing Date; and (e) liabilities with respect to any alleged or actual injury to person or damage to property allegedly or actually resulting from Products if the Product which gives rise to a claim of alleged or actual injury or damage is manufactured and sold on or after the Closing Date.

    The Asset Purchase Agreement requires that the Company, from the Closing Date until the fifth anniversary of the Closing Date, maintain product liability insurance with a limit of not less than $1,000,000 per occurrence to cover claims relating to Products manufactured and sold by the Company to any third party, including distributors, prior to the Closing Date.

Purchase Price

    The Asset Purchase Agreement provides for an aggregate consideration, to be delivered to the Company at the Closing, equal to: (i) $300,000 in cash (subject to adjustment); (ii) a secured promissory note (the "Note"), which shall be in the principal amount of 56.25% of the agreed upon historical cost of the Assets (determined according to GAAP) less the Assumed Liabilities at the Closing, less the $300,000 cash payment and less any reduction pursuant to Hayes Medical's right of offset. The Note will be due in eighteen equal monthly installments including accrued interest with the first such monthly installment being due the first day of the first month beginning after the Closing Date and subsequent installments being due the first day of each month thereafter. The Note will bear interest at ten percent (10%) per annum and will be secured by the inventory of Hayes Medical.

    The final purchase price will be determined based on the Final Closing Statement, which the Company shall deliver to Hayes Medical within 30 days after the Closing Date. The Company delivered to Hayes Medical a draft closing Statement, attached as Annex A to this Information Statement and is incorporated herein by reference.

    The Closing will take place on that date and time as the Company and Hayes Medical mutually agree that all conditions precedent to the obligations of the parties under the Asset Purchase Agreement have been met. See "--Conditions."

Representations and Warranties and Certain Covenants

    The Asset Purchase Agreement contains various customary representations and warranties of the Company and Hayes Medical. These include representations and warranties by the Company as to its: (a) corporate organization; (b) authority;
(c) absence of violation of law; (d) contracts and commitments; (e) receivables;
(f) financial statements; (g) events subsequent to balance sheet date; (h) assets; (i) title to property; (j) litigation; (k) taxes; (l) compliance with law; (m) labor relations; (n) environmental matters; (o) undisclosed material liabilities; (p) brokers, finders; (q) personnel; (r) insurance; (s) accuracy of documents and information; (t) interests in real property; (u) property taxes;
(v) product warranties; (w) relations with customers, suppliers and vendors; (x) change of name; (y) non-competition; (z) SEC filings; and (aa) schedules. Hayes Medical's representations and warranties include those as to (a) corporate organization; (b) authority, (c) absence of violation of law; and (d) brokers and finders.

    Pursuant to the Asset Purchase Agreement, each of the parties has agreed, among other things, to use its commercially reasonable efforts to facilitate the consummation of the Proposed Sale. Each party has agreed to make all filings, applications, statements and reports to all governmental authorities which are required to be made prior to the Closing Date by such party pursuant to applicable law in connection with the Proposed Sale.

    For a period of time extending from the Closing Date until the second anniversary following the Closing Date, the Company will not, and the Company will cause each of its employees, officers, directors (for so long as they serve in such capacities) and persons having a controlling interest in the Company not to, directly or indirectly compete with Hayes Medical or its subsidiaries in the development, manufacturing, distribution, marketing or sale of any orthopaedic hip or knee implants or related instruments or devices.

Employment and Employee Benefit Plans

    The Asset Purchase Agreement provides that the Hayes Medical will offer employment to certain of the Company's employees as Hayes Medical, in its sole discretion, elects to employ, effective as of the close of business on the Closing Date, with a level of compensation and benefits and on other terms and conditions of employment substantially similar to each such employee's existing arrangements with the Company. Effective at the close of business on the Closing Date, all employees of the Company who accept Hayes Medical's offer of employment (collectively, the "Transferring Employees") shall cease to be covered by the Company's employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance and disability coverage (collectively, "Welfare Plans"). The Company shall retain responsibility for all Welfare Plans claims incurred by all employees of the Company (and their dependents) on or prior to the Closing Date. Hayes Medical shall assume responsibility for all claims under Hayes Medical's employee welfare benefit plans incurred by Transferring Employees after the Closing Date.

Conditions

    The obligations of Hayes Medical to consummate the Proposed Sale are subject to the following conditions: (a) the Company shall have obtained and delivered to Hayes Medical all consents which are necessary in order to consummate the Proposed Sale, including the consent of the other parties to the Acquired Contracts as to the assignment of such contracts; (b) all obligations under the Asset Purchase Agreement which are to be performed or complied with by the Company shall have been fully performed and complied with in all material respects at or prior to the Closing Date; (c) there shall be no material pending or threatened claim or action claiming that the Asset Purchase Agreement is illegal; (d) there shall have been no material adverse change in the properties, business or financial condition of, the Assets, or Products of the Company since the Draft Closing Statement, provided that changes in the value of the Assets arising in the ordinary course of business or due to the sale of Inventory to Hayes Medical prior to the Closing shall not be deemed a material adverse change; and in the Updated Draft Closing Statement, the Assets shall exceed the Assumed Liabilities by at least $300,000.00; (e) all representations and warranties (including any Schedules contained therein) shall be true as of the Closing Date; (f) the Company's Board shall have obtained the Advisor's fairness opinion; (g) the Company shall have obtained the approval of the Board of Directors of the Company and approval of the shareholders of the Company for the execution and delivery of this Agreement and the transactions contemplated hereby; (h) the Company shall have delivered to Hayes Medical a certificate executed by its President or Chief Executive Officer, dated the date of the Closing, to the effect that certain of the conditions set forth above have been satisfied; (i) the form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Hayes Medical under this Agreement shall be satisfactory to Hayes Medical and Hayes Medical's counsel in all reasonable respects; (j) the parties shall have complied with all applicable bulk sales and similar laws with respect to the transfer of the Business; (k) Hayes Medical shall have received each of the Bill of Sale, Assumption of Liabilities, the Assignment of Lease and all other documents deemed necessary by Hayes Medical in connection with Closing duly executed by authorized signatories of each party thereto; (l) Hayes Medical shall have provided the Company with a survey of the real property subject to the Facility Lease together with the improvements thereon, such survey to be reasonably satisfactory to Hayes Medical and to be conducted at Hayes Medical's cost; (m) the Company shall have provided Hayes Medical with a release of all claims asserted against the Company and its parent, by a certain investment banking firm in connection with a dispute over advisory fees between MMI and the firm, which dispute management believes will not materially affect the Company's results of operations or financial position;
(n) and all covenants, conditions and other obligations under the Worldwide Exclusive Distributor Agreement and the License Agreement which are to be performed or complied with by the Company shall have been fully performed and complied with in all material respects at or prior to the Closing Date, including the delivery of all assignments of the Intellectual Property under the License Agreement.

Termination

    The Asset Purchase Agreement may be terminated and abandoned at any time prior to the Closing Date by the written agreement of the Company and Hayes Medical.

Indemnification

    The Asset Purchase Agreement provides that the Company shall indemnify
Hayes Medical after the Closing against and in respect of any of the following (collectively, "Hayes Medical Losses") and Hayes Medical's right to indemnification from the Company shall include, but is not limited to, Hayes Medical's right to offset the Note payments (pursuant to the terms of Asset Purchase Agreement) for any of the Hayes Medical Losses: (i) any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of the Company, or arising from the operations, or employees of the Company either before or after the Closing Date (including, without limitation, the operation of the Company prior to the Closing Date), whether accrued, absolute, contingent or otherwise and whether or not disclosed in the Asset Purchase Agreement or the Schedules, to the extent not expressly assumed by Hayes Medical pursuant to the Asset Purchase Agreement; (ii) any and all damages resulting to Hayes Medical from any misrepresentation, breach of warranty or covenant made by the Company, or nonfulfillment, in whole or in part, of any obligation on the part of the Company under the Asset Purchase Agreement, the License Agreement or any Schedule or document delivered pursuant hereto; (iii) any and all damages and costs associated with Product recalls, notifications, or other actions for Products manufactured and sold to third parties, including distributors, prior to the Closing; (iv) any and all taxes of the Company, or applicable to operation of the Business prior to the Closing Date to the extent not provided for on the Final Closing Statement; and (v) all costs, assessments, judgments (including reasonable costs and attorneys' fees and other expenses) arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described above.

    Hayes Medical has agreed to indemnify the Company after the Closing against and in respect of any of the following (collectively, "the Company Losses"): (i) any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of the Company to the extent expressly included within the Assumed Liabilities; (ii) any and all damages resulting to the Company from any misrepresentation, breach of warranty or covenant made by the Company, or nonfulfillment, in whole or in part, of any obligation on the part of Hayes Medical under the Asset Purchase Agreement or any Schedule; (iii) any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Hayes Medical arising from events occurring in the operation of the Business after the Closing Date; and (iv) all costs, assessments, judgments (including reasonable costs and attorneys' fees and other expenses arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described above.

                     CERTAIN INFORMATION CONCERNING HAYES MEDICAL

    Hayes Medical was incorporated in 1992 to capitalize on emerg0ing business
opportunities in the medical device industry.   Hayes Medical's mission is to
become an industry leader in the creation, evolution, and production of world class medical products and technologies for the orthopedic implant and device market. It will sell its products to the medical profession throughout the
United States and other countries.   Hayes Medical is in the development stage
and has yet to generate any significant product revenue, but has recently begun to sell its products to outside customers.

    Research and development activities have been undertaken since Hayes Medical's inception. This effort includes development of proprietary software which is used for designing Hayes Medical's products and the development of additional orthopedic products. Hayes Medical will continue research and development of its product line.

    Hayes Medical has engaged in consulting services to help fund its research and development activities. This consulting is provided in five key areas: product development, regulatory affairs, research, technical writing, and education. Thirty-eight percent of revenues have resulted from these consulting services.

    During 1995, Hayes Medical purchased substantially all of the assets of National Medical Specialty, Inc. (NMSI), a company engaged in the distribution of medical specialty products. Sixty-one percent of Hayes Medical revenues have resulted from distribution sales.

                           PRO FORMA FINANCIAL INFORMATION

    The following tables set forth pro forma condensed financial information of the Company for the quarter ended June 30, 1997. The unaudited pro forma condensed balance sheet gives pro forma effect to the Proposed Sale as if such transactions had been consummated on June 30, 1997. The unaudited pro forma condensed financial information has been prepared on the basis that the Company would have received cash consideration of $300,000 (as of June 30, 1997) from the Proposed Sale and does not give effect to any Purchase Price decrease resulting from the Company's results of operations for the period from June 30, 1997, to the Closing Date or any other Purchase Price adjustment. See "The Asset Purchase Agreement--Purchase Price" and "The Proposed Sale--Background of the Proposed Sale."

    The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma condensed financial information does not necessarily reflect the financial position or the results of operations of the Company that actually would have resulted had the transactions described above been consummated as of the date or for the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The pro forma condensed financial information should be read in conjunction with the Company's Financial Statements for the year ended December 31, 1996 and the Notes thereto incorporated by reference in this Information Statement.


                                       UNAUDITED CONDENSED PRO FORMA BALANCE SHEET
                                                 (All Amounts in 000's)

                                           June 30,                    June 30,
                                            1997                         1997
                                          Historical         (A)      As Adjusted
                                          ----------       --------   -----------
Assets
  Cash                                          $241           $300     $   541
  Note receivable                                142             59         201
  All other assets                             3,073         (2,907)        166
                                          ----------       --------     -------
Total Assets                                  $3,458        ($2,548)    $   908
                                          ----------       --------     -------
                                          ----------       --------     -------
Liabilities and stockholders' equity
  Liabilities                                 $3,309        (2,548)     $   761
  Stockholders' Equity (B)                       147                        147
                                          ----------       --------     -------
Total liabilities and stockholders'
equity                                        $3,456       ($2,548)     $   908
                                          ----------       --------     -------
                                          ----------       --------     -------

(A) To reflect the transaction with Hayes Medical whereby the Company will sell substantially all of its assets for cash of $300,000 and a promissory note for 56.25% of the agreed upon historical cost of the assets less certain liabilities (accounts payable ($1,961); payroll ($95); property taxes ($32); facility lease ($96); and other liabilities ($363)) to be assumed by Hayes Medical, and less the cash payment.

(B) No adjustment to stockholders' equity is necessary, and no income statement is presented herein, because the Company's June 30, 1997 historical financial statements reflect a writedown of its assets to reflect an impairment. Therefore, it is anticipated that the Hayes Medical transaction will have no income statement effect on the Company.


                                 RECENT DEVELOPMENTS

    On June 16, 1997, the Boston Stock Exchange notified the Company that it had suspended trading of the Company's common stock and warrants, and intended to file for immediate delisting of the Company's securities with the Securities and Exchange Commission. The Exchange's decision was based upon the Company's inability to comply with the minimum maintenance requirements relating to market value of public float and shareholder's equity.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of September 30, 1997, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each Director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the Company's Chief Executive Officer and by all Directors and executive officers (including two former executive officers) as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                 As of September 30, 1997
                                 Shares of Common Stock   Percent of Outstanding
                                                           Common Stock

Metrax Medical, Inc.                  12,998,060 (1)               80%
P.O. Box 41667
Nashville, Tennessee 37204

Heinz Bucher                          12,998,060 (1) (2)           80%

Frederick Mindermann                  12,998,060 (1) (2)           80%

Thomas Otto                           12,998,060 (1) (2)           80%

Directors and executive officers      12,998,060 (2)               80%
-------------------------------------------------------------------------------

(1) Does not include 17,270,948 Class A Warrants to acquire, in the aggregate, 17,270,948 shares of Common Stock.
(2) Messrs. Bucher, Mindermann, and Otto are executive officers of Metrax Medical. Consequently, for each of these individuals, the table includes the 12,998,060 shares of Common Stock held by Metrax Medical, although each of these individuals disclaims individual ownership of such shares.

                                  MARKET PRICE DATA

The following table sets forth high and low trade prices of the shares of Common Stock of the Company for each quarterly fiscal period of 1996 and 1995, based on information received from the Boston Stock Exchange. As of July 1997, the number of known beneficial owners of the Company's Common Stock was 554, and the number of record holders was 165.

                                       HIGH                LOW
                                       --------            -------
1997
First Quarter                          15/64               1/4

1996
First Quarter                          5/8                 7/32
Second Quarter                         1/2                 1/2
Third Quarter                          5/16                5/16
Fourth Quarter                         1/4                 1/4

1995
First Quarter                          n/a (1)             n/a (1)
Second Quarter                         19/32               1/2
Third Quarter                          5/8                 7/16
Fourth Quarter                         3/16                3/16


(1)  There was no active trading during the first quarter of 1995.

    The Company's Common Stock and warrants were suspended from trading on the Boston Stock Exchange on June 16, 1997, for failure to comply with the Exchange's minimum maintenance requirements relating to market value of public float and shareholder's equity.


October 10, 1997

APPENDIX  A:


                                         USMP
                            PRELIMINARY CLOSING STATEMENT
                              PURCHASE PRICE ALLOCATION


DESCRIPTION               ASSUMED          HISTORICAL
                          BALANCES           COST
                         (per 3/31/97 G/L)

CASH                           -                -
ACCOUNTS RECEIVABLE       14,522           14,522
ALLOWANCE FOR DOUBTFUL ACCTS.  -                -
METRAX RECEIVABLE              -                -
HAYES RECEIVABLE         198,260          198,260
EMPLOYEE RECEIVABLE          542              542
INVENTORY              1,799,306        3,198,766

PREPAIDS                  23,596           23,596
PREPAID INVENTORY        226,232          226,232
FIXED ASSETS             759,429          759,429
OTHER ASSETS              23,492           41,764


AP - TRADE             1,989,467        1,989,467
AP - EMPLOYEES               522              522
AP - PRIOR YEAR TAXES     18,011           18,011
PRODUCT LIABILITY              -
METRAX LIABILITY               -
PAYROLL RELATED           90,184           90,184
ACCRUED PROPERTY TAX      21,900           21,900
NMSI LIABILITY           228,825          228,825
SAB FEES                       -                -
INCENTIVES                 3,000            3,000
ACCRUED SALES TAXES            -
OTHER ACCRUED LIAB.        1,800            1,800

LEASES                   105,934          105,934
BLDG LEASE OBLIGATION ASSUMED             114,673

--------------------------------------------------------------------------------
APPENDIX - B                                                             Page 1
--------------------------------------------------------------------------------



                          LICENSE AGREEMENT



     This License Agreement (the "Agreement") effective as of May __, 1997 (the "Effective Date"), is entered by and between U.S. Medical Products, Inc., a Texas corporation ("Licensor") and Hayes Medical, Inc., a California corporation ("Licensee").


                              RECITALS

     A. Licensor owns certain technology, including Intellectual Property (as defined below) relating to any of Licensor's orthopaedic product lines (the "Products" or "Product Lines");

     B. Licensor wishes to grant to Licensee an exclusive, irrevocable, royalty-free, worldwide license, with the right to sublicense, to the Intellectual Property subject to the terms and conditions set forth herein;

     C. Upon the closing of an Asset Purchase Agreement between Licensor and Licensee pursuant to which Licensee acquires certain assets of the Licensor, Licensor desires Licensee to be the sole and exclusive owner of the Intellectual Property; and


     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:


     1.   DEFINITIONS.

          1.1 "Intellectual Property" shall mean all rights in and to trademarks, service marks, copyrights, trade names, trade secrets, Know-How, technical information, business information, computer software, formulae, data, plans, drawings, designs, models, patterns, documentation, ideas and inventions (whether patentable or unpatentable and whether or not reduced to practice), administrative processes, 510(k) clearances or approvals, all GMP, ISO-9000, ISO-9001 and FDA clearance documentation, proposals, Patent Rights, patient, customer, supplier and vendor lists and all other confidential information relating to or arising out of the business of Licensor relating to the Product Lines, including all rights associated with the use of the names CONSENSUS, U.S. Medical Products and design; and U.S. and design or any variation or derivative thereof and any other intellectual property or related rights now or hereafter recognized by any country or jurisdiction in the world.

          1.2 "Patent Rights" shall mean all patents and patent applications in any country, including any division, continuation, continuation-in-part, substitute,

--------------------------------------------------------------------------------
                                                                         Page 2
--------------------------------------------------------------------------------



renewal, reissue, extension, confirmation, reexamination, registration and/or foreign counterpart thereof and any patent issuing thereon including any substitute, renewal, reissue, extension, confirmation, reexamination, registration and/or foreign counterpart thereof relating to the Product Lines, including, but not limited to the Patents set forth on Exhibit A.

          1.3 "Know-How" shall mean all confidential information and materials, including without limitation, instructions, processes, formulas, biological, chemical, physical, analytical, clinical, safety, manufacturing and quality control data, standard operating procedures, work instructions and information which is necessary or useful for the development, manufacture, use or sale of the Product Lines.


     2.   LICENSE GRANT.

          2.1  LICENSE.  Licensor grants to Licensee:

               (i) an exclusive, royalty-free, worldwide, perpetual, irrevocable license, including the right to grant and authorize sublicenses, under the Intellectual Property to (i) make, have made, use, sell, import, export, reproduce, have reproduced, publicly display, publicly perform, transmit, rent, lease, and otherwise distribute (directly or indirectly through third parties) the Product Lines and to (ii) import, export, make, have made, use, and have used apparatus useful for manufacturing the Product Lines and to
(iii) practice and have practiced any method or process involved in the manufacture or use of the Product Lines. All Intellectual Property must be delivered to Licensee on the Effective Date, in both hard copy and appropriate magnetic media.

          2.2  LICENSOR'S RIGHTS   Subject to Section 2.1, Licensor shall retain
a non-exclusive, non-assignable, royalty-free, worldwide irrevocable license, without the right to grant or authorize sublicenses under the Intellectual Property provided, however, on the earlier to occur of (i) the closing of an asset purchase agreement that sets forth the terms and conditions upon which Licensee or its affiliate proposes to acquire certain tangible and intangible assets of the Licensor (the "Closing Date") or (ii) July 15, 1997, Licensor shall take all actions necessary to transfer and assign all right title and interest in and to the Intellectual Property to Licensee and any license or other right by implication, trademark or copyright of Licensor shall terminate immediately thereon. Nothwithstanding the above, if there has been no closing by July 15, 1997, Licensor shall have the right to sell any and all Inventory of Licensor existing on July 15, 1997. Except for the above limited right, Licensor shall have no other right or license, implied or otherwise. Licensor shall retain title to the 510(k) clearances until the earlier of the Closing Date or July 15, 1997. Licensor shall then notify and register the transfer of title to such 510(k)'s with the U.S. Food and Drug Administration promptly within thirty (30) days and take all such steps necessary to effect such transfer.

          2.3 RESTRICTED INTELLECTUAL PROPERTY. In the event that Licensor does not have the right to grant a license under any particular Intellectual Property of the scope

--------------------------------------------------------------------------------
                                                                         Page 3
--------------------------------------------------------------------------------


set forth above in Section 2.1, then the license granted herein under said Intellectual Property shall be of the broadest scope which Licensor has the right to grant within the scope set forth above.

          2.4 FRUSTRATION OF INTENDED PURPOSE. Licensor may not license or assign any of Intellectual Property to any third party. Licensor has not and may not enter into any confidentiality agreements that would prevent it from disclosing any Know-How or Intellectual Property to Licensee or prevent Licensee from exercising any of its rights under Section 2.1 or prevent Licensee from sublicensing such rights.

          2.5 DELIVERY. Licensor shall disclose and provide to Licensee all materials, inventions, know-how and/or trade secrets developed by Licensor that have not already been disclosed or provided to Licensee at the time this Agreement is executed.


     3.   CONSIDERATION

     In full and complete consideration for the license granted under Section
2.1 herein and for the transfer of ownership, which will occur on the closing of the Asset Purchase Agreement as described in Section 2.2, Licensee agrees to pay Licensor $400,000 on the Effective Date and a promissory note, secured by the inventory of Licensee, in the amount of $150,000 at 10% interest per annum payable over eighteen months (the "Note").

     4.   PATENTS

          4.1 Licensee shall be responsible for filing, prosecuting and maintaining the Patent Rights, as the case may be. Prior to the earlier of July 15, 1997 or the Closing Date, Licensee shall provide to Licensor for review and comment copies of all such patent applications relating to the Patent Rights and a listing of countries in which filing is intended. Licensee shall give due consideration to any comments made by Licensor.


     5.   INSURANCE

     Until the earlier of the Closing Date or until all of the existing Inventory of Licensor is sold, Licensor shall continue to maintain product liability insurance with a limit of not less than One Million dollars ($1,000,000) per occurrence to cover claims relating to Products manufactured and sold by Licensor to any third party, including distributors. For a period of five years following the earlier of the Closing Date or until all of the existing Inventory of Licensor is sold, Licensor shall maintain product liability insurance with a limit of not less than One Million dollars ($1,000,000) per occurrence to cover claims relating to Products manufactured and sold by Licensor to any third party, including distributors. Licensor shall provide Licensee with a current Certificate of

--------------------------------------------------------------------------------
                                                                         Page 4
--------------------------------------------------------------------------------


Insurance each year during the five year period, which provides evidence of such product liability insurance, including broad form vendors coverage and naming Licensee and its subsidiary, National Medical Specialty, Inc., as additional insureds. Licensor shall promptly provide proof of such insurance coverage to Licensee within 2 days of Licensee's request.

     6.   CONFIDENTIAL

          6.1 OBLIGATIONS. Should either party (the "Disclosing Party") disclose to the other any of such party's tangible information that is marked "Confidential" or "Proprietary" ("Confidential Information"), the party receiving the Confidential Information (the "Receiving Party") shall maintain the Confidential Information in confidence, shall use at least the same degree of care to maintain the secrecy of the Confidential Information as it uses in maintaining the secrecy of its own proprietary, confidential and trade secret information, shall always use at least a reasonable degree of care in maintaining the secrecy of the Confidential Information, shall use the Confidential Information only for the purpose of performing its obligations under this Agreement and exercising its rights under this Agreement unless otherwise agreed in writing by the Disclosing Party. No Receiving Party shall disclose any Disclosing Party's Confidential Information to any person except those of the Receiving Party's employees and consultants having a need to know in order to accomplish the purposes and intent of this Agreement, and shall ensure that each such employee has been instructed to keep confidential the Confidential Information of the Disclosing Party and shall ensure that each such consultant has signed a confidentiality agreement covering the Confidential Information of the Disclosing Party. In no event shall the distribution of a Licensee Product to a third party be deemed a breach of the provisions of this
Section 6.

          6.2 EXCEPTIONS. A Receiving Party shall not have any obligation with respect to any portion of Confidential Information of the Disclosing Party which
(i) was known to the Receiving Party prior to receipt from the Disclosing Party,
(ii) is lawfully obtained by the Receiving Party from a third party under no obligation of confidentiality, (iii) is independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party, (iv) is or becomes publicly available other than as a result of any act or failure to act of the Receiving Party or (v) is disclosed pursuant to subpoena or other legal process, provided that the Disclosing Party is given prior notice of such disclosure.


     7.   REPRESENTATIONS AND WARRANTIES

          7.1 LICENSOR. Licensor represents and warrants that (i) it has full and complete legal right, title and interest to the Intellectual Property, (ii) it will use its best efforts to obtain consents to assign all of its rights under the License Agreement to Licensee dated December 11, 1995 by and between Licensor and Stelkast, Inc. (the "Stelkast License Agreement"), (iii) that to Licensor's knowledge, there are no liens,

--------------------------------------------------------------------------------
                                                                         Page 5
--------------------------------------------------------------------------------


licenses, options agreements, security interests or encumbrances of any kind relating to the Intellectual Property, (iv) it has the full right and authority to enter into this Agreement and grant the rights and exclusive licenses granted herein, (v) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensor, (vi) subject to the Stelkast License Agreement, it has not granted and will not grant any rights in conflict with the rights and exclusive license granted to Licensee herein, (vii) it is not aware of any third party right that would be infringed by the practice of the Intellectual Property and (viii) to the best of Licensor's knowledge, there are no pending or threatened claims, disputes, litigation or proceeding challenging Licensor's right to and use of any Intellectual Property.

          7.2 LICENSEE. Licensee represents and warrants that (i) it has the full right and authority to enter into this Agreement and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensee.

     8.   INDEMNIFICATION.

          8.1 LICENSOR'S INDEMNIFICATION. Licensor shall hold harmless and indemnify Licensee, its officers, employees and agents from and against (i) amounts paid to third parties as a result of claims, demands, or causes of action resulting from whatsoever including, but not limited to intellectual property infringement or arising on account of any injury or death of persons, or related damages caused by, or arising out of, or resulting from the exercise or practice of the rights and license granted under this Agreement by Licensor for Products manufactured and sold by Licensor to any third party, including distributors; provided that (a) Licensor receives prompt notice of any such claim, demand or cause of action, (b) Licensor shall not be obligated to indemnify any party for any claim, demand or cause of action in connection with any settlement unless Licensor consents in writing to such settlement, and
(c) Licensor shall have the exclusive right to defend any such claim, demand or cause of action or (ii) any damages, losses, costs or expenses (includingd reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from Licensor's breach of or failure to comply with any provision of this Agreement (collectively, "Licensee Losses"). Licensee shall have the right to offset the Note for any of the Licensee Losses as set forth herein pursuant to the offset provisions set forth on EXHIBIT B.

          8.2 LICENSEE'S INDEMNIFICATION. Licensee shall hold harmless and indemnify Licensor, its officers, employees and agents from and against (i) amounts paid to third parties as a result of claims, demands, or causes of action resulting from whatsoever including, but not limited to intellectual property infringement or arising on account of any injury or death of persons, or related damages caused by, or arising out of, or resulting from the exercise or practice of the rights and license granted under this Agreement by Licensee for Products manufactured and sold by Licensee; provided that (a) Licensee receives prompt notice of any such claim, demand or cause of action,
(b) Licensee shall not be obligated to indemnify any party for any claim, demand or cause of action in connection with any settlement unless Licensee consents in writing to

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                                                                         Page 6
--------------------------------------------------------------------------------


such settlement, and (c) Licensee shall have the exclusive right to defend any such claim, demand or cause of action or (ii) any damages, losses, costs or expenses (includingd reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from Licensee's breach of or failure to comply with any provision of this Agreement.

          8.3 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY OR WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND IN ANY WAY OUT OF THIS AGREEMENT.

     9.   BANKRUPTCY PROTECTION.

          9.1 RIGHTS IN BANKRUPTCY. Notwithstanding any provision contained herein to the contrary, in case either party is under any proceeding under the U.S. Bankruptcy Code and the trustee in bankruptcy rightfully elects to reject this Agreement, the other party may, pursuant to 11 U.S.C. Section 365(n), retain any and all rights hereunder, to the maximum extent permitted by law.

     10.  MISCELLANEOUS.


          10.1 GOVERNING LAW. The internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

          10.2 BINDING UPON SUCCESSORS AND ASSIGNS. Until the Note is paid in full, neither party shall have the right to assign this Agreement without the prior written consent of the other party to an entity that succeeds to all or substantially all of the business or assets of the assigning party, except that Licensee may assign this Agreement without the prior written consent of Licensor to a subsidiary or affiliate. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of a party to this Agreement, provided that any successor or permitted assign shall agree in writing, for the express benefit of the other party, to assume all of the obligations of its predecessor under this Agreement. Any assignment or attempted assignment of this Agreement not permitted by this section shall be void.

          10.3 SEVERABILITY. If any provision of this Agreement, or the application of a provision, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement, and (if appropriate) such provision to other persons or circumstances, shall remain in full force and effect and be interpreted so as best to reasonably effect the intent of the parties.

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                                                                         Page 7
--------------------------------------------------------------------------------


          10.4 ENTIRE AGREEMENT. This Agreement, including the Exhibits to this Agreement, constitutes the entire understanding and agreement of the parties with respect to their subject matter and supersede all prior and contemporaneous agreements or understandings between the parties.

          10.5 AMENDMENT AND CHANGES. No amendment, modification, supplement or other purported alteration of this Agreement shall be binding upon the parties unless it is in writing and is signed on behalf of the parties by their own authorized representatives.

          10.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

          10.7 NO WAIVER. The failure of either party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          10.8 NOTICES. Whenever any party desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, certified mail if desired, postage prepaid, or by facsimile with confirmed answer back, addressed as follows:

                    (i)  If to Licensor, then addressed to:

                    U.S. Medical Products, Inc.
                    12201 Technology Boulevard, Suite 100
                    Austin, Texas 78727
                    Attn:  Fred Mindermann

                    With a copy to:

                    Petillon & Hansen
                    1260 Union Bank Tower
                    21515 Hawthorne Boulevard
                    Torrence, California 90503
                    Attn:  Mark Hiraide

                    (ii) If to Licensee, then addressed to:

                    Hayes Medical, Inc.
                    819 Striker Avenue, Suite 10
                    Sacramento, CA 95834
                    Attn:  Carolyn Preising

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                                                                         Page 8
--------------------------------------------------------------------------------


                    With a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, CA 94304
                    Attn:  Judith M. O'Brien

Any such communications shall be effective when they are received by the addressee; but if sent by certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the mail. Any party may change its address for such communications by giving an appropriate notice to the other parties in conformity with this section.

          10.9 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the parties. Except as expressly set forth, neither party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party, and the relationship of the parties is, and at all times will continue to be, that of independent contractors.

          10.10 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party, to better evidence and reflect the transactions described in and contemplated by this Agreement, and to carry into effect the intents and purposes of this Agreement.


     IN WITNESS WHEREOF, the authorized representatives of the parties to this Agreement have executed and delivered this Agreement, with the intent to be bound as of the date first set forth above.


                                   LICENSOR
                                   U.S. Medical Products, Inc.
                                   a Texas corporation

                                   By:

                                   Name:     Frederick J. Mindermann
                                             -----------------------

                                   Title:    Chief Executive Officer
                                             -----------------------



                                   LICENSEE
                                   Hayes Medical, Inc.

--------------------------------------------------------------------------------
                                                                         Page 9
--------------------------------------------------------------------------------


                                   a California corporation

                                   By:

                                   Name:     Daniel E.E. Hayes, Jr., Ph.D.
                                             -----------------------------

                                   Title:  Chief Executive Officer
                                         --------------------------

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                                                                        Page 10
--------------------------------------------------------------------------------


                              EXHIBIT A

                  PATENTS AND PENDING APPLICATIONS



    TYPE OF INVENTION         U.S. PATENT NUMBER        ISSUE DATE
    -----------------         ------------------        ----------

Tibial Prosthetic Implant         5,271,737           December 21, 1993
with Offset Stem
Surgical Broach and               5,324,293           June 28, 1994
Broach Holder
Prosthetic Socket                 5,540,697           July 30, 1996
Installation Apparatus and
Method
Prosthetic Implant for Joint      5,425,779           June 20, 1995
Structures
Tibial Resection Guide             5,628,750          May 13, 1997
Alignment Apparatus and
Method
Tibial Prosthetic Implant          Pending            September 18, 1995 (filed)
with Offset Stem
Patella Recession               Pending/Allowed       June 30, 1995 (filed)
Instrument and Method for
Anatomically-Shaped
Patellar Prosthesis

--------------------------------------------------------------------------------
                                                                        Page 11
--------------------------------------------------------------------------------


                              EXHIBIT B

                          OFFSET PROCEDURE



    In the event Licensor breaches any representation, warranty or covenant, or Licensee has a claim against Licensor under either the License Agreement or Asset Purchase Agreement, following execution thereof or Licensee seeks indemnification by Licensor, Licensee and Licensor shall attempt to resolve any such disputes within ten (10) business days of Licensee's notice of claim. If Licensee and Licensor are unable to resolve the matter within such ten (10) business day period, they shall jointly select and engage an arbitrator to determine whether the bases of the claim set forth in the notice are appropriate and to make any adjustments to the Note necessitated thereby. The fees of such arbitrator shall be divided equally between Licensor and Licensee. Both parties agree to make any and all records available that are requested by the arbitrator relating to the claim. Such arbitrator's determination shall be conclusive and binding upon the parties and shall be delivered within (30) thirty days after the Licensee's notice of claim. Notwithstanding the above, any offset by Licensee for less than $1,000 shall be made by Licensee solely in its discretion, and not subject to the arbitration procedure set forth above until such claims aggregate over $10,000.

APPENDIX C:




                               ASSET PURCHASE AGREEMENT

                                       between

                                 HAYES MEDICAL, INC.,

                         a California corporation, as "Buyer"

                                         and

                            U. S. MEDICAL PRODUCTS, INC.,

                           a Texas corporation, as "Seller"













                               Dated as of May 20, 1997

                                  TABLE OF CONTENTS

                                                                          Page

ARTICLE I  -  PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . . . . . .1
    I.1 ASSET ACQUISITION. . . . . . . . . . . . . . . . . . . . . . . . . .1
    I.2 RETAINED RIGHTS IN SELLER ASSETS . . . . . . . . . . . . . . . . . .2


ARTICLE II  -  ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . .2
    II.1 LIABILITIES ASSUMED . . . . . . . . . . . . . . . . . . . . . . . .2
    II.2 RETAINED LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . .3
    II.3 CERTAIN TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . .3


ARTICLE III  -  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . .3
    III.1 CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . . . .3
    III.2 CLOSING STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . .4


ARTICLE IV  -  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . .5
    IV.1 REPRESENTATIONS OF BUYER. . . . . . . . . . . . . . . . . . . . . .5
    IV.2 REPRESENTATIONS OF SELLER . . . . . . . . . . . . . . . . . . . . .5


ARTICLE V  -  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . 13
    V.1 FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . 13
    V.2 ACCESS TO BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . 13
    V.3 PRESERVATION OF RECORDS. . . . . . . . . . . . . . . . . . . . . . 13
    V.4 INFORMATION REGARDING INTELLECTUAL PROPERTY. . . . . . . . . . . . 13
    V.5 ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    V.6 ACCESS TO PROPERTIES AND RECORDS . . . . . . . . . . . . . . . . . 14
    V.7 GENERAL CONDUCT OF THE BUSINESS PRIOR TO CLOSING DATE. . . . . . . 14
    V.8 MUTUAL COVENANT. . . . . . . . . . . . . . . . . . . . . . . . . . 15
    V.9 FULFILLMENT OF CONDITIONS TO CLOSING . . . . . . . . . . . . . . . 16
    V.10 OBTAINING CONSENTS TO ASSIGNMENTS . . . . . . . . . . . . . . . . 16
    V.11 INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16


ARTICLE VI  -  EMPLOYEE AND OTHER MATTERS. . . . . . . . . . . . . . . . . 16
    VI.1 BUYER TO OFFER EMPLOYMENT . . . . . . . . . . . . . . . . . . . . 16
    VI.2 PAYROLL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    VI.3 ACCRUED VACATION. . . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE VII  -  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . 17
    VII.1 TIME OF CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . 17
    VII.2 DELIVERIES BY SELLER . . . . . . . . . . . . . . . . . . . . . . 17
    VII.3 DELIVERIES BY BUYER. . . . . . . . . . . . . . . . . . . . . . . 18


ARTICLE VIII  -  CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . 18
    VIII.1 CONDITIONS TO OBLIGATIONS OF BUYER. . . . . . . . . . . . . . . 18
    VIII.2 CONDITIONS TO OBLIGATIONS OF SELLER . . . . . . . . . . . . . . 20


ARTICLE IX  -  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 21
    IX.1 EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    IX.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . 21
    IX.3 NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    IX.4 KNOWLEDGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    IX.5 REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    IX.6 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    IX.7 INDEMNIFICATION.. . . . . . . . . . . . . . . . . . . . . . . . . 23
    IX.8 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    IX.9 ALLOCATION OF ESTIMATED PURCHASE PRICE. . . . . . . . . . . . . . 25
    IX.10 PRORATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

EXHIBITS AND SCHEDULES

Exhibit III.1(b)-1 --   Note
Exhibit IV.2(f) --      Financial Statements
Exhibit VII.2(e) --     Assignments of Leases
Exhibit IX.7(a) --      Offset Procedures

Schedule I.1(a) --      Accounts Receivable
Schedule I.1(c) --      Acquired Contracts
Schedule IV.2(b) --     Authorization, Approval, Consents, Notices
Schedule IV.2(d) --     Contracts and Commitments
Schedule IV.2(g) --     Events Subsequent to Balance Sheet Date
Schedule IV.2(i) --     Liens
Schedule IV.2(k) --     Litigation
Schedule IV.2(l) --     Taxes
Schedule IV.2(m) --     Licenses, Permits, Approvals and Authorizations
Schedule IV.2(n) --     Labor Matters
Schedule IV.2(r) --     Personnel
Schedule IV.2(s) --     Insurance
Schedule IV.2(u) --     Interests in Real Property
Schedule IV.2(v) --     Property Taxes
Schedule V.2 --         Seller Retained Books and Records
Schedule VI.1 --        Employees
Schedule IX.9 --        Allocation of Estimated Purchase Price

                               ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 20, 1997, is entered into by and between Hayes Medical, Inc., a California corporation (the "Buyer"), and U. S. Medical Products, Inc., a Texas corporation (the "Seller").


                                       RECITALS

    A. Seller is in the business of designing, manufacturing, and selling orthopaedic hip and knee implants (the "Products") through U. S. Medical Products, Inc., 12201 Technology Boulevard, Suite 100, Austin, Texas 78727 (the "Company"); and

    B. Seller desires to sell and Buyer desires to purchase certain of the tangible and intangible assets and assume specified and limited liabilities of the Company. "Business" shall be defined as the Assets (as hereinafter defined) and the Assumed Liabilities (as hereinafter defined).

                                      AGREEMENT

    In consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      ARTICLE I
                                  PURCHASE OF ASSETS


    I.1 ASSET ACQUISITION. Upon the terms and subject to the conditions set forth in this Agreement effective as of the Closing Date (as hereinafter defined), Seller agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all right, title and interest of Seller in and to the following assets (tangible and intangible) used in or pertaining to the Company, and no other assets (collectively, the "Assets"):

         (a) all trade and other notes and accounts receivable of Seller, as selected by Buyer, arising out of the operations related to the Company specifically identified on SCHEDULE 1.1(a) (the "Accounts Receivable");

         (b) all current and usable inventories of Products on hand or under consignment for use by Seller's customers (the "Inventory");

         (c) all rights and benefits of Seller under contracts and agreements with any third parties made by Seller, as selected by Buyer, including leases of real or personal property and agreements to provide services specifically identified on SCHEDULE 1.1(c) and any purchase options provided therein to acquire the property so leased (the "Acquired Contracts");

         (d) all lease and rent deposits, prepaid expenses, and prepaid taxes related to Seller's operation of the Company;

         (e) all permits, consents and certificates of any regulatory, administrative or other governmental agency or body that are used in, or are required or necessary for, the ownership, operation or maintenance of the Company (the "Permits"), but only to the extent such Permits are permitted to be assigned or transferred under the law, including all regulatory compliance systems and approvals;

         (f) all other tangible assets of Seller, excluding leasehold improvements, directly related to the operation or maintenance of the Company, including by way of example, furniture, business fixtures, office supplies and expendables; and

         (g) all intangible assets used in Seller's operation or maintenance of the Company, including, goodwill, the books and records of Seller in operating the Business, Seller's trade names used in the operation of the Company business and any confidential or proprietary information of Seller developed or used in connection with its operation of the Company.


         I.2 RETAINED RIGHTS IN SELLER ASSETS. Notwithstanding anything herein to the contrary, Seller retains all of its right, title and interest in and to any assets of Seller, except as expressly provided in Section I.1 hereof (the "Retained Assets").


                                      ARTICLE II
                              ASSUMPTION OF LIABILITIES


    II.1 LIABILITIES ASSUMED. Except as otherwise expressly provided in this Article II, effective as of the Closing Date, Buyer hereby agrees to assume, and shall thereafter be responsible for paying and satisfying, to the extent not discharged prior to the Closing Date, certain debts, liabilities and obligations of Seller arising in the ordinary course of the operation of the Business, more particularly described as follows (collectively, the "Assumed Liabilities"):

         (a) Seller's liabilities arising on or after the Closing Date with respect to the Acquired Contracts including permitted returns and allowances in the ordinary course of business, which amounts due as of the Closing Date are set forth in the Final Closing Statement;

         (b) All open purchase orders related to Products or related instruments; or other open purchase orders related to the ongoing Business, not to exceed $10,000.00 in the aggregate, unless otherwise approved by Buyer;

         (c) All liabilities set forth on the Final Closing Statement (as hereinafter
                                          2
    defined), but in no event is Buyer liable for any amounts coming due prior to or after the Closing Date beyond what is specifically set forth in the Final Closing Statement;

         (d) All taxes and assessments (including any liabilities with respect to penalties or interest thereon) imposed by any governmental authority accruing after the Closing Date to the extent related to the ownership or use of Assets or the conduct by Buyer of the Business after the Closing Date; and

         (e) Liabilities with respect to any alleged or actual injury to person or damage to property allegedly or actually resulting from Products if the Product which gives rise to a claim of alleged or actual injury or damage is manufactured and sold on or after the Closing Date.

    II.2 RETAINED LIABILITIES. Seller shall retain, and Buyer shall not assume or otherwise be responsible for, any liability or obligation of Seller except as expressly provided in Section II.1 hereof (the "Retained Liabilities").

    II.3 CERTAIN TAX MATTERS. Seller shall bear all federal and state taxes accruing or arising from the operations of the Company during any period ending on or prior to the Closing Date, including without limitation all income taxes arising out of the sale and purchase of the Assets hereunder. Buyer shall bear all sales taxes (and in no event to include income-based taxes) arising out of the sale and purchase of the Assets hereunder and shall bear all federal and state taxes accruing or arising from the operations of the Assets during any period commencing after the close of business on the Closing Date.



                                     ARTICLE III
                                    PURCHASE PRICE

    III.1 CONSIDERATION. The consideration due at the Closing (the "Consideration") for the Assets to be sold pursuant to this Agreement shall be as follows:

         (a) CASH PAYMENT TO SELLER. Buyer shall make a $300,000.00 cash payment to Seller at the Closing; and

         (b)  PROMISSORY NOTE TO SELLER.  Buyer shall issue a secured promissory note (the "Note") in favor of Seller, which Note shall be in the principal amount of 56.25% of the agreed upon historical cost of the Assets (determined according to GAAP) less the Assumed Liabilities at the Closing, less the $300,000.00 cash payment and less any reduction pursuant to Buyer's right of offset set forth in the last sentence of Section III.2. The Note will be due in eighteen equal monthly installments including accrued interest with the first such monthly installment being due the first day of the first month beginning after the Closing Date and subsequent installments being due the first day of each month thereafter. The Note will bear interest at ten percent (10%) per
annum and will be secured by the inventory of Buyer.   The Note may be prepaid
at any time, in full or in part, without premium or penalty, provided that the Note shall be repaid immediately upon (i) any sale of all or substantially all of Buyer's assets, (ii) any sale of substantially all of the shares of Common Stock (or securities exchangeable or exercisable therefor or convertible thereto) of Buyer, (iii) any merger or consolidation involving Buyer as a result of which, following any such event, Buyer's and its respective affiliates and heirs own, in the aggregate, less than a majority of all outstanding shares of Common Stock of Buyer or such successor, (or securities exchangeable or exercisable therefor or convertible thereto) as applicable, or (iv) any transaction or series of transactions that results in the sale or transfer of equity securities (or securities exchangeable or exercisable therefor or convertible thereto) of Buyer and results in proceeds to Buyer or its subsidiary of consideration in excess of five million dollars ($5,000,000.00).


    III.2     CLOSING STATEMENT.  On the date hereof,   Seller shall deliver
to Buyer (i) a closing balance sheet for the Company, prepared in accordance with generally accepted accounting principles ("GAAP") and (ii) a detailed schedule of all Assets and Assumed Liabilities (the "Draft Closing Statement"). Three days prior to the Closing Date, Seller shall deliver to Buyer (i) a closing balance sheet for the Company, prepared in accordance with generally accepted accounting principles ("GAAP") and (ii) a detailed schedule of all Assets and Assumed Liabilities (the "Updated Draft Closing Statement"). Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer a Final Closing Statement. Upon receipt of the Final Closing Statement, Buyer and Buyer's independent accountants shall be permitted during the ten (10) business day period to examine, at Buyer's expense, the books and records of Seller associated with the Company and any work papers prepared by Seller or Seller's accountants in the preparation of the Final Closing Statement. As promptly as possible and in no event later than the last day of such ten (10) business day period, Buyer shall either inform Seller in writing that the Final Closing Statement is acceptable or object to the Final Closing Statement by delivering to Seller a written statement setting forth a specific description of Buyer's objections to the Final Closing Statement (the "Statement of Objections"). If the Objection is based on an amount less than $5,000, then the Final Closing Statement shall be deemed accepted without adjustment. In the event that a Statement of Objections is made, Buyer may, at its option, elect not to proceed with the Closing; provided, that Seller may follow the procedure set forth in the next subsequent paragraph to determine whether such Statement of Objections was appropriate.

    In the event Buyer objects to the Final Closing Statement as provided above, Seller and Buyer shall attempt to resolve any such objections within ten
(10) business days of Seller's receipt of Buyer's Statement of Objections. If Seller and Buyer are unable to resolve the matter within such ten
(10) business-day period, they shall jointly select and engage a firm of U.S. independent certified public accountants to determine whether the bases of the objections set forth in the Statement of Objections were appropriate and to make any adjustments to the Final Closing Statement necessitated thereby. The fees of such third firm shall be divided equally between Seller and Buyer. Seller and Buyer and their respective accountants shall each make readily available to such firm all relevant books and records and work papers prepared by them relating to the Final Closing Statement requested by such firm to resolve the disputes. Such firm's resolution of the dispute and its adjustments to the Final Closing Statement shall be conclusive and binding upon the parties and shall be delivered within thirty (30) business days after it is selected. If the resolution of the dispute results in a decrease of the Assets or an increase in the Assumed Liabilities as set forth in the Final Closing Statement, then Buyer may, at its option, offset all such amounts against the amount payable to Seller (i) under the Note payable under this Agreement, and (ii) under the Note payable under the License Agreement.

                                      ARTICLE 1V
                            REPRESENTATIONS AND WARRANTIES

    IV.1 REPRESENTATIONS OF BUYER. Buyer hereby represents and warrants to Seller that:

              (a) ORGANIZATION OF BUYER. Buyer is a corporation duly organized and validly existing under the laws of the State of California.

              (b) AUTHORITY. Buyer has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles.

              (c) NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any provision of the charter or bylaws of Buyer or of any agreement, deed, contract, mortgage, indenture, writ, order, decree or instrument to which Buyer is a party or by which it is bound.

              (d) BROKERS, FINDERS. There is no broker, finder or other person who has been retained by Buyer or authorized to act on its behalf and who is entitled to a commission, fee or like payment in connection with the transactions contemplated by this Agreement.

    IV.2 REPRESENTATIONS OF SELLER. For purposes of this Section IV.2, "material" shall mean any amount greater than or equal to $5,000.00, or having a duration of more than six months, or otherwise material to the Business. Seller hereby represents and warrants to Buyer that:

              (a) ORGANIZATION OF SELLER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority to carry on the business conducted by it. Seller is qualified to do business and is in good standing in all of the states required by reason of its lease or ownership of property or any of its operations or activities, except for any states wherein the failure to be so qualified and in good standing will not have a material adverse effect on Seller's business, operations or financial condition. Seller has full power and authority to carry on its business as conducted at the present time.

              (b) AUTHORITY. Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws of general applicability relating to creditors' rights and to general equity principles. Except as set forth in SCHEDULE IV.2(b), there are no authorizations, consents, approvals or notices required to be obtained or given or waiting periods required to expire in order that this Agreement and the transactions provided for herein may be consummated by Seller.

         (c) NO CONFLICT OR DEFAULT. To Seller's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach by Seller of any provision of the charter or governing regulations of Seller or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree or instrument to which Seller is a party or by which it or any of the Assets are bound, or constitute a default by Seller (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any material lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any of the Assets, or give to others any rights of termination, acceleration or cancellation in or with respect to the Assets, or any agreement, understanding or arrangement which it is a party or by which it is bound, except violations, breaches, defaults or creation of liens or encumbrances that will not at any time before or after the Closing result in a material change in the Assets or Assumed Liabilities.

         (d) CONTRACTS AND COMMITMENTS. SCHEDULE IV.2(d) sets forth all material contracts, commitments, leases, permits, and other instruments binding upon Seller (collectively, "Contracts"). Prior to the date of this Agreement, Seller has delivered to Buyer true and complete copies of all items listed in
SCHEDULE IV.2(d), and any amendments thereof.  Except as disclosed in
SCHEDULE IV.2(d), all such contracts, commitments, permits, instruments and leases, including, without limitation, the lease for the property located at 12201 Technology Boulevard, Suite 100, Austin, Texas (the "Facility Lease"), are in full force and effect and are valid, binding and enforceable in all material respects in accordance with their respective provisions subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and neither Seller nor any other party is in default nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default with respect to the payment or performance of any obligation thereunder, except defaults that will not at any time before or after the Closing result in a material loss or liability to or against Seller or Buyer; and no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made.

         (e) RECEIVABLES. The Accounts Receivable arose from valid sales of Products in the ordinary course of the business, have been collected or, to the best knowledge of Seller, are collectible in the book amounts thereof.

         (f) FINANCIAL STATEMENTS. Seller has delivered to Buyer the following financial statements (collectively, the "Financial Statements"), attached hereto as
Exhibit IV.2(f): (i) audited balance sheet and statement of operations and cash flows for Seller as of and for the twelve-month period ended December 31, 1996 (the "Balance Sheet Date"); and (ii) unaudited balance sheet and statement of operations of Seller for each month from the Balance Sheet Date through the Closing Date. The Financial Statements fairly present the financial position of Seller as of the date of each balance sheet included therein and results of operations of Seller for the periods covered thereby and are consistent with the books and records of Seller. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby except as set forth thereon.

         (g)  EVENTS SUBSEQUENT TO BALANCE SHEET DATE.  Except as set forth on
Schedule IV.2(g), since the Balance Sheet Date, there has not been (i) any material adverse change in the assets, liabilities, business, properties, financial condition, or results of operations of Seller or, to the best knowledge of Seller, future prospects for the Business; (ii) any transaction entered into by Seller other than in the ordinary course of business; (iii) any actual or threatened labor dispute (including any union representation proceeding or organizational activities) which has materially adversely affected the Business; (iv) any increase or decrease in the rates of direct compensation payable or to become payable by Seller to any employee, agent or consultant, or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any such employee, agent or consultant, or any material welfare, pension, retirement or similar payment or arrangement made or agreed to by Seller (other than such events occurring pursuant to any previously existing collective bargaining agreement); or (v) any modification of an existing contract having a materially adverse effect on the Business.

         (h) ASSETS OF SELLER. The Assets are sufficient to operate the Business as presently conducted and are in good operating condition in all material respects, normal wear and tear excepted, and are of sufficient quantity as may be required under currently existing and required licensure and certification requirements necessary and appropriate for the operation and maintenance of the Business. The Inventory is merchantable and ready for sale in the ordinary course of business.

         (i) TITLE TO THE PROPERTY. Except as disclosed in SCHEDULE IV.2(i) and except for (i) the lien of any current assessments or taxes not yet delinquent and mechanics and similar liens arising in the ordinary course of business not exceeding $5,000 in the aggregate, and (ii) with respect to Assets that are contracts or rights thereunder, the express contractual rights of the other parties thereto (collectively, the "Permitted Liens"), Seller has, or will have, and upon Closing, Seller will convey or cause to be conveyed to Buyer, good, marketable title to the Assets, free and clear of all claims, leases, mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever, except mortgages or security interests shown on the Balance Sheet as securing specific liabilities or obligations.

         (j)  INTELLECTUAL PROPERTY.  Omitted intentionally.

         (k) LITIGATION. Except as set forth on Schedule IV.2(k), there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the best knowledge of Seller, threatened against or relating to Seller, the Business, including products liability claims, at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental authority or any state of facts existing which could give rise to such claim.

         (l) TAXES. Except as set forth in Schedule IV.2(l), Seller has no tax, deficiency or claim outstanding or assessed against it, or, to the best of Seller's knowledge, proposed against it, and, to the best of Seller's knowledge, there is no basis for any such deficiency or claim. All tax returns and reports by Seller required to be filed by Seller have been duly and timely filed and all taxes which were required to be paid have been paid.

         (m) COMPLIANCE WITH LAW. Seller, to its knowledge, is in compliance in all material respects with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions, except wherein the failure to be in compliance will not have a material adverse effect on Seller's business, operations or financial condition. Except for any such licenses, permits, authorizations or approvals which are not individually or in the aggregate material to the Assets or conduct of Seller's operations, Seller has been granted any and all licenses, permits (temporary and otherwise), authorizations and approvals from federal, state, local and foreign government regulatory bodies necessary to carry on Seller's operations or the currently existing operations of the Assets as currently conducted, all of which are valid and in full force and effect. Each such license, permit, authorization and approval has been set forth in
SCHEDULE IV.2(m) hereto. As of the date of this Agreement, there has been no order issued, investigation or proceeding pending, or, to the best knowledge of Seller, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to Seller's operations.

         (n) LABOR RELATIONS. Except as set forth on SCHEDULE IV.2(n), (i) Seller is not a party to any collective bargaining or union contract; (ii) there are no material disputes, grievances, charges, complaints, proceedings or labor controversies pending or, to the best of Seller's knowledge, threatened as of the date of this Agreement between Seller and any of the employees of Seller or any labor union or other collective bargaining unit representing any of the employees of Seller and Seller is not aware of any basis for such controversies; and (iii) Seller is not a party to or bound by any employment contracts with any of its employees. Seller is not a party to any collective bargaining agreement and has suffered no strikes, lockouts or general work stoppages which have caused a cessation of operations.

    (o) ENVIRONMENTAL MATTERS., Seller does not in the course of its operation engage in the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of hazardous wastes or substances. Seller, to its knowledge, has not taken any action or failed to take any action legally required to have been taken by Seller with respect to the Business that might result in (i) actual or threatened violation of or noncompliance with any environmental law or regulation; or (ii) actual or threatened personal injury or property damage or contamination of any kind. Seller has delivered to Buyer true and complete copies of all reports, studies or tests in the possession of or initiated by Seller that pertain to Hazardous Substances or other environmental concerns regarding the Business. To Seller's knowledge, there is no contamination of the former or current real property owned or leased by Seller for its Business. For purposes of this Agreement, Hazardous Substance shall mean asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or other substance which is dangerous, toxic or hazardous or, which is a pollutant, contaminant, chemical material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any environmental laws or regulations.
Seller neither knows nor has reason to know of any liabilities of Seller, whether vested or unvested, contingent or fixed, which arise under or relate to federal, state and local laws, rules and regulations governing the foregoing activities or that relate to actions of Seller occurring on or prior to the Closing Date respecting such activities.

         (p) UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of Seller of any kind whatsoever that are material to the business of Seller that are of a nature customarily reflected in financial statements prepared in accordance with generally accepted accounting principles (and, to the knowledge of Seller, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) except for (i) liabilities disclosed or provided for on the Final Closing Statement and (ii) liabilities which have arisen after the date of the Final Closing Statement in the ordinary course of business and which would not reasonably be expected to have a material adverse effect on the business, assets or results of operations of Seller or the Company.

         (q) BROKERS, FINDERS. There is no broker, finder or other person who has been retained by Seller or authorized to act on its behalf and who is entitled to a commission, fee or like payment in connection with the transactions contemplated by this Agreement.

         (r) PERSONNEL. SCHEDULE IV.2(r) constitutes a complete and correct list of (i) all employment, bonus, profit-sharing, percentage compensation, incentive plans, pension or retirement plans, contracts or agreements with officers, employees or unions, or consulting agreements, to which Seller is a party or is subject as of the date of this Agreement; (ii) the names, job descriptions, titles, locations and current salary (or wage) rates of all employees, consultants or agents of Seller; and (iii) the wage rates for the non-executive employees of Seller by classification. SCHEDULE IV.2(r) also sets forth a listing of all bonuses paid to employees of Seller since December 31, 1994.

         (s) INSURANCE. SCHEDULE IV.2(s) constitutes a list of all insurance policies and all surety and other bonds in force with respect to Seller showing for each such policy or bond: (i) the owner, (ii) the coverage of such policy or bond, (iii) the premium, (iv) the name of the insurer, and (v) the termination date of the policy or bond. All of such policies, sureties and bonds are valid and in full force and effect at the present time, and no claim has been made, or notice given, and there exists no ground, to cancel or avoid any of said policies or bonds or to reduce the coverage provided thereby.

         (t) ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreements, other documents and written information delivered to Buyer by Seller or any representative of Seller are and will be complete and correct in all material respects as of the date hereof and as of the Closing Date, subject to changes made in the ordinary course of business. There is no fact which, to the knowledge of Seller, materially and adversely affects the Business, or Seller which has not been expressly and fully set forth in this Agreement or the Schedules hereto.

         (u) INTERESTS IN REAL PROPERTY. SCHEDULE IV.2(u) constitutes a true and complete list and description of all real property owned by or leased to Seller. Except as set forth on SCHEDULE IV.2(u): (i) none of the real property owned by or leased to Seller is encroached upon by or encroaches upon the property of others; (ii) there is no defect in or condition of any of the real property owned by or leased to Seller which does or will impair the use of such real property for the purposes presently being used; (iii) there is not, to the knowledge of Seller, any pending or contemplated condemnation of any real or personal property of Seller or any intended public improvement which will result in any charge being levied or assessed against, or in the creation of any lien or assessment upon, any real or personal property of Seller; (iv) there are not, to the knowledge of Seller, any facts or conditions which will result in the termination of any present access from any real property of Seller to any utility services or from any real property of Seller to existing highways, roads and alleys; (v) such leased property is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would either singly or in the aggregate, interfere in any material way with the present or any intended use of any of such leased property.

         (v) PROPERTY TAXES. SCHEDULE IV.2(v) constitutes a complete list of all real property and personal property tax bills of Seller for the current and two prior property tax years, indicating whether or not Seller is aware of any proposal by any such taxing authority to change the assessed values or assessment rate reflected in such bills. Seller has timely and properly filed all federal, state, local and foreign tax returns and reports and forms which it is or has been required to file, either on its own behalf or on behalf of its employees or other persons or entities, including but not limited to income, profits, franchise, sales, use, occupation, property, excise, ad valorem and payroll (including employee taxes withheld), all such returns and reports and forms being true and correct and complete in all respects, and has paid all taxes owing by it, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by Seller. To its knowledge, Seller has no liability for any taxes in excess of the amounts stated in the Final Closing Statement.

         (w) PRODUCT WARRANTIES. No product warranty claims have been made against Seller relating to the Products. Each Product manufactured by a vendor and sold or delivered by Seller, its distributors or sales representatives has been sold or delivered in conformity with all applicable contractual commitments and all express and implied warranties, and Seller does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability) for replacement or repair thereof.

         (x) RELATIONS WITH CUSTOMERS, SUPPLIERS AND VENDORS. No supplier or vendor has canceled any contract or order for provision of, and, to the knowledge of Seller, there has been no threat by any such supplier or vendor not to provide Products, supplies or services to Seller either prior to or following the Closing Date. Seller has not, to the knowledge of Seller, received any information from any customer of Seller during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with Seller either prior to or following the Closing Date.

         (y) CHANGE OF NAME OF SELLER. Seller shall, on the Closing Date or as soon thereafter as reasonably possible, file all necessary documents and take such other actions, if any, as are necessary or required to change its name.

         (z)  NON-COMPETE.  For a period of time extending from the Closing
Date until the second anniversary following the Closing Date, Seller will not, and Seller will cause each of its employees, officers, directors (for so long as they serve in such capacities) and persons having a controlling interest in Seller not to, directly or indirectly compete with Buyer or its subsidiaries in the development, manufacturing, distribution, marketing or sale of any orthopaedic hip or knee implants or related instruments or devices. Seller and Buyer acknowledge that it would be difficult to measure the damages resulting from the breach of the foregoing and that therefore the nonbreaching party shall be entitled in case of any such breach, in addition to any legal remedies available to it, to obtain equitable relief to enjoin any such breach or threatened breach. The parties hereto desire that the foregoing provisions shall be enforced to the fullest extent permissible under applicable law. If any restriction contained in this Section IV.2(z) shall be deemed invalid or unenforceable, such restriction shall be deemed automatically revised to permit the restriction to remain in full force to the maximum extent permitted under applicable laws. Seller represents that its parent company and Fred Mindermann, Seller's CEO, as shareholders of Seller, have received sufficient consideration through this Asset Purchase Agreement to enforce this non-compete provision.

         (aa) SEC FILINGS.   Seller has filed all forms, reports and documents
required to be filed with the SEC, and has made available to Buyer such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Seller may file subsequent to the date hereof) are referred to herein as "SEC Reports". As of their respective dates, the SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (bb)      SCHEDULES.     Seller has had full and adequate opportunity
to prepare, review, and complete the schedules attached hereto and represents and warrants that these Schedules are true, complete and correct in all material respects as of the date hereof and as of the Closing Date.


                                      ARTICLE V
                                      COVENANTS

    V.1  FURTHER ASSURANCES

         (a) At or after the Closing, Seller and Buyer shall prepare, execute and deliver such further instruments of conveyance, sale, assignment or transfer and shall take or cause to be taken such other or further action as either party shall reasonably request at any time or from time to time in order to consummate the terms and provisions of this Agreement.

         (b) After the Closing, Seller and Buyer shall reasonably cooperate to maintain in full force and effect all sales and supply contracts and agreements between Seller and all third parties related to the operation of the Business under which Seller or any entity affiliated with Seller has obligations which continue after the Closing Date. Seller agrees to transfer promptly to Buyer all orders for and correspondence and inquiries related the Business which it receives on or after the Closing Date to Buyer.


    V.2 ACCESS TO BOOKS AND RECORDS. After the Closing, both parties shall provide each other with reasonable access to books and records pertinent to the Business during regular business hours for five years following the Closing Date. Except as set forth on SCHEDULE V.2, Seller agrees that, from and after the Closing, Buyer shall have possession of all documents, books, records, agreements and financial data of any sort relating to the Business, but shall provide Seller with reasonable access to such books, records, agreements and financial data. Seller shall retain books and records of Seller set forth on
SCHEDULE 5.2, but shall provide Buyer with reasonable access to such other books and records. Seller will cooperate with Buyer in delivering the Final Closing Statement pursuant to Section III.2(a).

    V.3 PRESERVATION OF RECORDS. After the Closing, both parties agree to preserve such books, records and filings relating to the Assets and Assumed Liabilities as may be required by applicable law.

    V.4 INFORMATION REGARDING INTELLECTUAL PROPERTY. After the Closing, both parties agree to provide each other such documentation as is reasonably requested relating to the Intellectual Property.

    V.5 ANNOUNCEMENTS. All press releases or other public communications relating to this transaction will require the prior approval of both parties (which approval shall not be unreasonably withheld), unless otherwise required by law; provided, however, either party may issue such press release or public communication to the extent such party reasonably determines that such action is legally required.

    V.6 ACCESS TO PROPERTIES AND RECORDS. Between the date of this Agreement and the Closing Date, Seller shall give Buyer and Buyer's authorized representatives full access as may be reasonably requested during reasonable business hours, in such a manner as not unduly to disrupt the normal business activities of the Company, to any and all of the premises and properties of the Company and to the contracts, internal reports, data processing files and records, state and local tax returns and records, commitments, books, records and affairs of the Company. Seller shall furnish to Buyer any and all financial, technical and operating data and other information pertaining to the Business as Buyer shall from time to time reasonably request, including, without limitation, financial statements and schedules. Such access shall also include, but shall not be limited to, the placing of one or more employees or representatives of Buyer at the Company's facilities for the purpose of enabling such employees to become familiar with the operations of the Business. Buyer shall not improperly use or disclose any confidential information pertaining to the Business prior to the Closing.

    V.7 GENERAL CONDUCT OF THE BUSINESS PRIOR TO CLOSING DATE. Pending the Closing Date, and except as otherwise consented to or approved by an officer of Buyer in writing (such requests to be directed to Daniel E. E. Hayes, Jr. or Robert L. Addington) or as required or permitted by this Agreement, Seller covenants as follows:

         (a) Seller shall conduct the Company in the ordinary course and in a normal business-like fashion and Seller shall use Seller's best efforts to preserve and maintain the goodwill of the Business, including relationships with providers, suppliers and customers.

         (b) Seller shall not take any action, or suffer any action to be taken against Seller, which would cause any material change in any of the items and matters concerning Seller covered by the representations and warranties of Seller set forth above in Article IV of this Agreement, including, without limitation:

              (i) incurring or becoming subject to, or agreeing to incur or become subject to, any obligation or liability (absolute or contingent) except current liabilities incurred and any obligations under contracts entered into, in the ordinary course of business and provided specifically that Seller shall not enter into any material lease, or extend or modify any material lease (including the Facility Lease) with respect to any real or personal property of Seller;

              (ii) discharging or satisfying any lien or encumbrance or payment of any obligation or liability (absolute or contingent) other than as called for by the Agreement or current liabilities in the ordinary course of business;

              (iii) mortgaging, pledging or assuming any lien, charge or any other encumbrance, or the agreement so to do, with respect to any of the Assets;

              (iv) selling, transferring, or agreeing to sell or transfer, any of the Assets, or canceling or agreeing to cancel any debts or claims, except in each case in the ordinary course of business;

              (v) entering into any transaction in which an extraordinary loss would be incurred or waiving any rights of substantial value;

              (vi) entering into any transaction other than in the ordinary course of business;

              (vii) increasing (other than pursuant to any collective bargaining agreement in effect as of the date of this Agreement) the rate of compensation payable or to become payable by Seller to any of the Company's officers, employees or agents over the rate being paid to them on the date of this Agreement except for routine regularly scheduled merit increases;

              (viii) terminating any material contract, agreement, license or other instrument relating to the Business to which Seller is a party, except agreements which are by their terms terminable in the ordinary course of business;

              (ix) negotiating or otherwise making any commitment or incurring any liability or obligation to any labor organization not binding and enforceable against Seller on the date of this Agreement;

              (x) making, or agreeing to make, any accrual or arrangement for or payment of any bonus or special compensation of any kind to any officer, employee or agent other than pursuant to any program presently in effect;

              (xi) entering into commitments for capital expenditures exceeding the aggregate amount of $5,000.

    V.8 MUTUAL COVENANT. Each of Seller and Buyer shall use its best efforts to obtain all consents, approvals, orders, authorizations, registrations, qualifications, designations or declarations from, and make any filings with, any governmental authority required in connection with the consummation of the transactions contemplated by this Agreement. Seller and Buyer each shall furnish promptly to each other information reasonably requested by the other party for inclusion in any statement or application made by either party to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

    V.9 FULFILLMENT OF CONDITIONS TO CLOSING. Each of Seller and Buyer shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' respective obligations to consummate the transactions contemplated hereby.

    V.10 OBTAINING CONSENTS TO ASSIGNMENTS. Seller shall use its best efforts to obtain all approvals, consents or waivers as shall be necessary to convey and assign to and vest in Buyer all of its right, title and interest in and to the Assets, including, without limitation, any claim, right, or benefit arising thereunder or resulting therefrom, as soon as practicable after the date hereof. To the extent that Seller's rights under any agreement, contract, commitment, lease (including, without limitation, the Facility Lease), license, permit, authorization or other Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person, and such consent has not been obtained by the Closing Date, neither this Agreement nor any document executed by the parties hereto in connection with this Agreement shall constitute an agreement to assign the same if any attempted assignment would constitute a breach thereof or would be unlawful.


    V.11 INSURANCE From the Closing Date until the fifth anniversary of the Closing Date, Seller shall continue to maintain product liability insurance with a limit of not less than One Million dollars ($1,000,000.00) per occurrence to cover claims relating to Products manufactured and sold by Seller to any third party, including distributors, prior to the Closing Date. Seller shall provide Buyer with a current Certificate of Insurance each year during the five year period, which provides evidence of such product liability insurance, including broad form vendors coverage and naming Buyer and its subsidiary, National Medical Specialty, Inc., as additional insureds. Seller shall promptly provide proof of such insurance coverage to Buyer within 2 days of Buyer's request.


                                      ARTICLE VI
                              EMPLOYEE AND OTHER MATTERS

    VI.1      BUYER TO OFFER EMPLOYMENT.

              (a)  Buyer shall offer employment to the employees listed on
SCHEDULE VI.1, as Buyer, in its sole discretion, elects to employ, effective as of the close of business on the Closing Date, with a level of compensation and benefits and on other terms and conditions of employment substantially similar to each such employee's existing arrangements with the Company, unless otherwise agreed to by such employees.


              (b) Effective at the close of business on the Closing Date, all employees of the Company who accept Buyer's offer of employment (collectively, the "Transferring Employees") shall cease to be covered by Seller's employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance and disability coverage (collectively, "Welfare Plans"). Seller shall retain responsibility for all Welfare Plans claims incurred by all employees of Seller (and their dependents) on or prior to the Closing Date. Buyer shall assume responsibility for all claims under Buyer's employee welfare benefit plans incurred by Transferring Employees after the Closing Date. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date treatment is rendered except as to claims resulting from Company confinement commencing on or prior to the Closing Date or from illness, injury or a condition which requires medical or dental treatment being treated on or prior to the Closing Date.

              (c) Other than as set forth herein, Buyer shall have no obligation to any employees of Seller.

    VI.2 PAYROLL. Seller shall pay all employees of the Company all wages to which they are entitled through the Closing Date.

    VI.3 ACCRUED VACATION. As of the Closing Date, Buyer shall assume all liability for and thereafter have sole responsibility for all vacation time accruing for the Transferring Employees. Seller shall remain liable for accrued vacation of its employees, including Transferring Employees for all periods through to and preceding the Closing Date.

                                     ARTICLE VII
                                       CLOSING


    VII.1 TIME OF CLOSING. The closing (the "Closing") of the purchase and sale of the Business shall take place at the offices of U. S. Medical Products, Inc., 12201 Technology Boulevard, Suite 100, Austin, Texas 78727 on such date and time as to which Buyer and Seller shall mutually agree that all Conditions as set forth in Section VIII have been met (such date being referred to herein as the "Closing Date"), and the transactions effected by this Agreement shall be effective at the close of business on the Closing Date.

    VII.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer the following, all duly and properly executed (where necessary):

              (a) A good and sufficient Bill of Sale, which shall be in form and substance satisfactory to Buyer and Seller, selling, delivering, transferring and assigning to Buyer all of Seller's right, title and interest in and to the Business (other than the contracts and agreements that are not Acquired Contracts), free and clear of all liens other than Permitted Liens;

              (b) Good and sufficient assignments of all Acquired Contracts, which shall be in form and substance satisfactory to Buyer and shall include the written consents of all parties necessary in order to transfer all of Seller's rights thereunder to Buyer;

              (c) A certificate of the President or Chief Executive Officer of Seller in accordance with Section VIII.1(h);

              (d) The Note and the Security Agreement, each duly and validly executed;

              (e) Such other separate instruments of sale, assignment or transfer that Seller and Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in Buyer title to all or any part of the Business.

    VII.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller the following, all duly and properly executed (where necessary):

              (a)  Cash in the amount of $300,000.00;

              (b)  The Note;

              (c) A certificate of the President or Chief Executive Officer of Buyer in accordance with Section VIII.2(e); and

              (d) Such other separate instruments of assumption that Seller and Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence the assumption by Buyer of the Assumed Liabilities or the effectuation of the transactions contemplated hereby.


                                     ARTICLE VIII
                         CONDITIONS PRECEDENT TO OBLIGATIONS

    VIII.1 OBLIGATIONS OF BUYER. Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Buyer):

              (a) CONSENTS. Seller shall have obtained and delivered to Buyer all consents which are necessary in order to consummate the transactions contemplated herein, including the consent of the other parties to the Acquired Contracts as to the assignment of such contracts;

              (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller shall have been fully performed and complied with in all material respects at or prior to the Closing Date, including the delivery of the instruments and documents in accordance with Section VII.2;

              (c) NO ADVERSE PROCEEDING. There shall be no material pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Seller for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of any of the transactions contemplated hereby is illegal;

              (d) NO MATERIAL ADVERSE CHANGE. (i)There shall have been no material adverse change in the properties, business or financial condition, the Assets, or Products of Seller since the Draft Closing Statement provided on the date hereof, or to the best knowledge of Seller, the prospects for the Business or the Company, however, changes in the value of the Assets arising in the ordinary course of business or due to the sale of Inventory to Buyer prior to the Closing shall not be deemed a material adverse change; and(ii) in the Updated Draft Closing Statement, the

Assets shall exceed the Assumed Liabilities by at least $300,000.00;

         (e) REPRESENTATIONS AND WARRANTIES. All representations and warranties (including any Schedules contained therein) contained in Section IV.2 of this Agreement shall be true and correct as of the Closing Date;

         (f) FAIRNESS OPINION. Seller's Board shall have obtained an opinion regarding the fairness of the transaction covered by this Agreement from an investment banking firm acceptable to Seller's Board, which opinion provides reasonable support for the approval required by Seller's Board under Section VIII.1(g);

         (g) APPROVAL OF THE SHAREHOLDERS AND BOARD OF SELLER. Seller shall have obtained the approval of the Board of Directors of Seller (Seller's Board) and approval of the Shareholders of Seller for the execution and delivery of this Agreement and the transactions contemplated hereby;

         (h) Seller shall have delivered to Buyer a certificate executed by its President or Chief Executive Officer, dated the date of the Closing, to the effect that the conditions set forth in subsections (a), (b), (c), (d), (e), (f) and (g) of this Section VIII.1 have been satisfied;

         (i) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Buyer under this Agreement shall be satisfactory to Buyer and Buyer's counsel in all reasonable respects;

         (j) BULK SALES LAWS. The parties shall have complied with all applicable bulk sales and similar laws with respect to the transfer of the Business;

         (k) MATERIAL CLOSING DOCUMENTS. Buyer shall have received each of the Bill of Sale, Assumption of Liabilities, the Assignment of Lease and all other documents deemed necessary by Buyer in connection with Closing duly executed by authorized signatories of each party thereto;

         (l) FACILITY SURVEY. Buyer shall have provided Seller with a survey of the real property subject to the Facility Lease together with the improvements thereon, such survey to be reasonably satisfactory to Buyer and to be conducted at Buyer's cost;

         (m) MERIDIAN CAPITAL. Seller shall have provided Buyer with a release of all claims asserted against Seller and its parent, by Meridian Capital, in a letter from Meridian Capital's counsel dated February 27, 1997;

         (n) PERFORMANCE OF DISTRIBUTOR AGREEMENT AND LICENSE AGREEMENT. All covenants, conditions and other obligations under the Worldwide Exclusive Distributor Agreement and the License Agreement which are to be performed or complied with by Seller shall have been fully performed and complied with in all material respects at or prior to the Closing Date, including the delivery of all assignments of the Intellectual Property under the License Agreement;

              (o) FAILURE OF CONDITIONS. In the event that any condition set forth in this Section VIII.1 is not fulfilled within the time required, Buyer shall either waive fulfillment of such condition or give Seller notice that such condition has not been fulfilled, setting forth the reason that such condition has not been fulfilled. In the event that any such failure to fulfill a condition is curable, Seller shall have a reasonable period (but in no event to exceed 20 days) to attempt to fulfill such condition. In the event such failure is not curable or that Seller fails to secure fulfillment of such condition within such period, Buyer shall within a reasonable period not to exceed 15 days, in the exercise of Buyer's absolute discretion, either elect to waive fulfillment of such condition or to terminate this Agreement.

    VIII.1 CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction as of or before the Closing of the following conditions (unless waived in writing by Seller):

              (a) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with in all material respects at or prior to the Closing Date including the delivery of all payments pursuant to Section VII.3(a) and the instruments and documents in accordance with Section VII.3;

              (b) NO ADVERSE PROCEEDING. There shall be no material pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of any of the transactions contemplated hereby is illegal;

              (c) REGULATORY APPROVALS. Buyer shall have obtained all other governmental or regulatory permits, consents, certificates that are material and necessary for the operation of the Business;

              (d) APPROVAL OF THE BOARD OF BUYER. Buyer shall have obtained the approval of the Board of Directors of Buyer (Buyer's Board) for the execution and delivery of this Agreement and the transactions contemplated hereby;

              (e) CERTIFICATE. Buyer shall have delivered to Seller at the Closing a certificate, dated the date of the Closing, executed by the Senior Vice President or Chief Executive Officer of Buyer, to the effect that the conditions set forth in subsection (a), (b), (c) and (d) of this Section VIII.2 have been satisfied; and

              (f) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Seller under this Agreement shall be satisfactory to Seller and Seller's counsel in all reasonable respects.

              (g) FAILURE OF CONDITIONS. In the event that any condition set forth in this Section VIII.2 is not fulfilled within the time required, Seller shall either waive fulfillment of such condition or give Buyer notice that such condition has not been fulfilled, setting forth the reasons that such condition has not been fulfilled. In the event that any such failure to fulfill a condition is curable, Buyer shall have a reasonable period (but not to exceed 20 days) to attempt to fulfill such condition. In the event such failure is not curable within such period, Seller shall, within a reasonable period not to exceed 15 days, in the exercise of Seller's absolute discretion, elect to waive fulfillment of such condition or to terminate this Agreement.


                                      ARTICLE IX
                                    MISCELLANEOUS


    IX.1 EXPENSES. Each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

    IX.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants contained in this Agreement shall survive the Closing of the transactions contemplated hereby.

    IX.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by facsimile transmission with telephone confirmation of receipt, or, if such means should be available, by hand or sent by first-class mail, postage prepaid, or by overnight courier, as follows:

    If to Buyer:        HAYES MEDICAL, INC.
                        819 Striker Avenue, Suite 10
                        Sacramento, CA  95834
                        Attn:     Daniel E. E. Hayes, Jr.
                                  CEO


    If to Seller:       U. S. MEDICAL PRODUCTS, INC.
                        12201 Technology Blvd., Suite 100
                        Austin, Texas  78727
                        Attn:     Fred Mindermann
                                  CEO



or, in each case, at such address and to the attention of such person as either party shall have furnished to the other by notice.

    IX.4 KNOWLEDGE. The phrase "to the knowledge" of an entity shall refer to the actual knowledge of the chief executive officer, chief financial officer and other officers (including all persons with the title Senior Vice President or Vice President) after appropriate inquiry with respect thereto.

    IX.5 REMEDIES. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

    IX.6 MISCELLANEOUS. This Agreement together with all Schedules and Exhibits hereto constitutes the entire understanding between the parties hereto, and supersedes all prior agreements or letters of intent, representations and understandings of the parties hereto. This Agreement may be modified or terminated only by an instrument in writing signed by the party against which enforcement is sought. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, and may not be assigned by any party without the express written consent of the other parties hereto. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The headings of the sections of this Agreement are solely for convenience of reference and shall not affect the meaning of any of the provisions hereof.

    IX.7      INDEMNIFICATION.

              (a) SELLER'S INDEMNIFICATION OF BUYER. Seller, and its successor, shall indemnify Buyer and hold Buyer harmless at all times after the Closing against and in respect of any of the following (collectively, "Buyer Losses") and Buyer's right to indemnification from Seller shall include, but is not limited to, Buyer's right to offset the Note payments (pursuant to the terms of the Offset Procedures attached hereto as Exhibit IX.7(a)) for any of the Buyer Losses:


                   (i) OBLIGATIONS NOT ASSUMED. Any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Seller, or arising from the operations, or employees of Seller either before or after the Closing Date (including, without limitation, the operation of the Company prior to the Closing Date), whether accrued, absolute, contingent or otherwise and whether or not disclosed in this Agreement or the Schedules, to the extent not expressly assumed by Buyer pursuant to the Agreement, it being agreed that the Assumed Liabilities shall be as set forth on the Final Closing Statement, but to the extent such Assumed Liabilities exceed the amount of liabilities set forth on the balance sheet as of the Closing Date delivered to Buyer pursuant to
Section III.2 hereof, Buyer shall have a right of offset as provided in Section III.2 hereof;

                   (ii) BREACH OF AGREEMENTS. Any and all damages resulting to Buyer from any misrepresentation, breach of warranty or covenant made by Buyer, or nonfulfillment, in whole or in part, of any obligation on the part of Seller under this Agreement, the License Agreement or any Schedule or document delivered pursuant hereto;

                   (iii) PRODUCT RECALLS. Any and all damages and costs associated with Product recalls, notifications, or other actions for Products manufactured and sold to third parties, including distributors, prior to the Closing;

                   (iv) TAXES. Any and all taxes of Seller, or applicable to operation of the Business prior to the Closing Date to the extent not provided for on the Final Closing Statement; and

                   (v) ASSOCIATED COSTS. All costs, assessments, judgments (including reasonable costs and attorneys' fees and other expenses) arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described in Section IX.7(a)(i), (ii), or (iii);


         (b) BUYER'S INDEMNIFICATION OF SELLER. Buyer shall indemnify Seller and hold Seller harmless at all times after the Closing against and in respect of any of the following (collectively, "Seller Losses"):

                   (i) OBLIGATIONS ASSUMED. Any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Seller to the extent expressly included within the Assumed Liabilities;

                   (ii) BREACH OF AGREEMENT. Any and all damages resulting to Seller from any misrepresentation, breach of warranty or covenant made by Seller, or nonfulfillment, in whole or in part, of any obligation on the part of Buyer under this Agreement or any Schedule;

                   (iii) POST-CLOSING OPERATIONS. Any and all claims, losses, costs, expenses, commitments, agreements, liabilities and obligations of Buyer arising from events occurring in the operation of the Business after the Closing Date; and

                   (iv) ASSOCIATED COSTS. All costs, assessments, judgments (including reasonable costs and attorneys' fees and other expenses arising out of any claim, or the defense or investigation thereof, made with respect to any of the matters described in Section IX.7(b)(i), (ii) or (iii);

         (c   NOTICE OF CLAIMS - PARTICIPATION IN THIRD PARTY SUITS.  Any party with a right to indemnification pursuant to this Section IX.7 ("Indemnified Party") shall be reimbursed by the other party ("Indemnifying Party") for any damage subject to such indemnification. Any Indemnified Party making any claim against an Indemnifying Party for indemnification shall make such claim in writing, setting forth in general terms the facts upon which the Indemnified Party bases such claim. In the event of any claim or demand asserted against any Indemnified Party by a third party upon which the Indemnified Party may claim indemnification under this Section IX.7, the Indemnified Party shall give the Indemnifying Party written notice within thirty (30) days after receipt thereof indicating whether the Indemnified Party intends to assume the defense of such claim or demand.
The Indemnifying Party shall have the right, at its own expense, to participate in such defense, by written notice given to the Indemnified Party within fifteen
(15) days from the date of the Indemnified Party's notice of such claim. If the Indemnified Party assumes the defense and the Indemnifying Party does not participate, the Indemnified party shall have the right fully to control and to settle the proceeding. If the Indemnifying Party elects to participate in such defense, and does not dispute liability for indemnification of all damages arising out of such action, the Indemnifying Party may elect to control the proceeding, but shall not settle the same without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not so elect to control the proceeding, the Indemnified Party shall control the proceeding but shall not settle the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party elects not to assume the defense, the Indemnifying Party shall have the right to do so and to control the proceeding, but the Indemnified Party shall nonetheless have the right to participate therein, and the Indemnifying Party shall not settle the same without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

              (d) OFFSET FOR SELLER'S INDEMNIFICATION OF BUYER. In the event that Seller becomes liable to Buyer under the provisions of this Agreement, Seller shall be entitled to a credit or offset against such liability of an amount equal to the sum of: (A) the value of any asset of Seller which existed (contingently or otherwise) on the Closing Date, excluding intangible assets described herein, but was not reflected as an Asset on the Final Closing Statement of Seller, which was transferred to Buyer under this Agreement, the value of which must be mutually agreed upon by the parties; (B) the amount, if any, by which the Accounts Receivable of Seller which are purchased by Buyer under this Agreement are actually collected in excess of the net amount thereof (after the applicable allowance for doubtful accounts, if any); and (C) the amount, if any, by which the actual amount of any Assumed Liability shown on the Final Closing Statement is less than that amount at which such liability or the reserve therefor is recorded thereon.

    IX.8      TERMINATION.

              (a) MUTUAL AGREEMENT. This Agreement may be terminated and abandoned at any time prior to the Closing Date by the written agreement of Seller and Buyer.

              (b) FAILURE OF CONDITIONS. This Agreement may be terminated on the grounds of failure of fulfillment of conditions as provided in Sections
VIII.1 and VIII.2.

              (c) FAILURE TO TIMELY CLOSE. This Agreement shall terminate if the Closing is not consummated on or before JULY 15, 1997, unless otherwise extended by the mutual written agreement of the parties.

              (d) EFFECT OF TERMINATION. In the event of termination of this Agreement in accordance with this Section IX.8, neither party shall have any obligation to the other whatsoever with respect to this Agreement, the transactions provided for herein, or the expenses either of them incurred in connection with or in contemplation of such transactions.

    IX.9 ALLOCATION OF ESTIMATED PURCHASE PRICE. SCHEDULE IX.9 constitutes the allocation agreed to by Seller and Buyer of the consideration among the various items included in the Assets being transferred by Seller to Buyer. Buyer and Seller shall file all tax returns and reports in a manner consistent with SCHEDULE IX.9.

    IX.10 PRORATIONS. All items of income or expense respecting the Assets and the Business being transferred pursuant to this Agreement which properly apply to periods commencing prior to and ending after the Closing Date shall be prorated as of the close of business on the Closing Date. Such items of income or expense shall include, without limitation, the following, which shall be governed by any special proration principles set forth below:

              (a) Current real and personal property taxes; in the event that such taxes are not determinable on the Closing Date, such taxes shall be tentatively prorated upon the basis of taxes for the preceding tax year and appropriate adjustments shall be made when such taxes are finally determined;

              (b) Premiums on any insurance policies transferred to Buyer pursuant to this Agreement; and

              (c) Buyer and Seller shall cooperate so as to cause utility companies to read all utility meters on the morning of the Closing Date so as to minimize the need for such proration.


              [Signature Page to Asset Purchase Agreement Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first above written.

                             U. S. MEDICAL PRODUCTS, INC.



                             By:
                                -------------------------------------
                                  Frederick J. Mindermann
                                  Chief Executive Officer


                             HAYES MEDICAL, INC.



                             By:
                                -------------------------------------
                                  Daniel E. E. Hayes, Jr.
                                  Chief Executive Officer

                                         USMP
                            PRELIMINARY CLOSING STATEMENT
                              PURCHASE PRICE ALLOCATION


DESCRIPTION                       ASSUMED              HISTORICAL
                                  BALANCES             COST
                                  (per 3/31/97 G/L)

CASH                                      -                  -
ACCOUNTS RECEIVABLE                    14,522             14,522
ALLOWANCE FOR DOUBTFUL ACCTS.             -                  -
METRAX RECEIVABLE                         -                  -
HAYES RECEIVABLE                      198,260            198,260
EMPLOYEE RECEIVABLE                       542                542
INVENTORY                           1,799,306          3,198,766

PREPAIDS                               23,596             23,596
PREPAID INVENTORY                     226,232            226,232
FIXED ASSETS                          759,429            759,429
OTHER ASSETS                           23,492             41,764


AP - TRADE                          1,989,467          1,989,467
AP - EMPLOYEES                            522                522
AP - PRIOR YEAR TAXES                  18,011             18,011
PRODUCT LIABILITY                                            -
METRAX LIABILITY                                             -
PAYROLL RELATED                        90,184             90,184
ACCRUED PROPERTY TAX                   21,900             21,900
NMSI LIABILITY                        228,825            228,825
SAB FEES                                  -                  -
INCENTIVES                              3,000              3,000
ACCRUED SALES TAXES                                          -
OTHER ACCRUED LIAB.                     1,800              1,800

LEASES                                105,934            105,934
BLDG LEASE OBLIGATION ASSUMED                            114,673

APPENDIX D:

June 30, 1997


Mr. Fred Mindermann
Chief Executive Officer
U.S. Medical Products, Inc.

and

Board of Directors
U.S. Medical Products, Inc.
12201 Technology Blvd.
Suite 100
Austin, Texas 78727

    Re: Fairness Opinion Letter

Gentlemen:

You have requested William Jamieson Group, Inc., (hereinafter "WJG"), to express an opinion (the "Opinion") as to the fairness from a financial point of view to U.S. Medical Products, Inc., (hereinafter the "Company" or "USMP"), and its shareholders of the proposed sale by the Company of substantially all of the assets of the Company including certain facility fixed assets, and technology rights (hereinafter called the "Transaction"), to an unrelated third party Hayes Medical, Inc., (hereinafter called "Hayes" or the "Buyer"). In addition, certain employees of the Company will be transferred to Hayes. It is our understanding that concurrent with the closing of the Transaction, the Company will terminate a worldwide exclusive distribution agreement, (hereinafter the "Distribution Agreement") with National Medical Specialty, Inc., a wholly-owned subsidiary of Hayes Medical, Inc., (hereinafter the "Distributor").

DESCRIPTION OF THE TRANSACTION

It is our understanding that the Company is not able to continue as a going-concern and intends to liquidate substantially all of the assets of the Company by selling them to Hayes pursuant to the Asset Purchase Agreement, dated May 20, 1997. Pursuant to the Asset Purchase Agreement, Hayes will acquire substantially all of the Company's assets in exchange for a cash payment of $300,000 and a promissory note. The purchase price is 56.25% of the agreed upon historical cost of the assets (determined according to GAAP) less certain liabilities to be assumed by Hayes, as more fully described in the Final Closing Statement as of the closing of the Asset Purchase Agreement. The note will bear interest at ten percent (10%) per annum and will be due in eighteen equal monthly installments.

In addition, pursuant to the License Agreement, dated May 20, 1997, Hayes has acquired an exclusive, irrevocable, royalty-free, worldwide license, with the right to sublicense, to the Company's intellectual property relating to the Company's orthopedic product lines. Upon the closing of the Asset Purchase Agreement, Hayes will become the sole and exclusive owner of the intellectual property. The consideration for the license to Hayes and the transfer of the Company's intellectual property rights is $550,000, payable as follows: i) an initial cash payment of $400,000 and a promissory note in the amount of $150,000 at 10% interest per annum payable over 18 months as scheduled on a loan amortization table attached to the License Agreement. The first payment pursuant to this agreement is due June 20, 1997 with the final payment due November 20, 1998.

The Transaction shall close upon the approval of the Transaction by the Board of Directors of U.S. Medical Products, Inc., and by its majority shareholder, (MMI holds an 80% common shareholder stake), pursuant to written consent following the delivery of an information disclosure statement to all shareholders.

Concurrent with the arm's length negotiations with Hayes for the sale of assets, the Company also has executed a Distribution Agreement dated February 1, 1997, whereby the Company entered into a "worldwide exclusive distribution agreement" with a wholly owned subsidiary of Hayes (the "Distributor"). In conjunction with this agreement, the Company sold to the Distributor inventory with a book value of $1.78 million dollars in exchange for a cash purchase price of 56.25% of the net book value of such inventory ($1.0 million). The Distributor also agreed to purchase additional inventory with a net book value of $.533 million in exchange for a cash purchase price of 56.25% of the inventory's book value ($.3 million dollars). Any additional purchases by the Distributor pursuant to the worldwide distribution agreement will be made at 60% of the Company's list price, (defined as historical cost as determined by GAPP).

On April 7, 1997, the Company signed an amendment to the "world wide exclusive distribution agreement," whereby up to an additional $700,000 of inventory may be purchased at a price of 30% above cost (prior to valuation reserves) for new inventory or 56.25% of fully burdened historical cost (prior to valuation reserves) for existing inventory. Additional future purchases made under this agreement, if any, will be made at a price to be agreed upon by both parties.

The Distribution Agreement shall expire concurrent with the closing of the Asset Purchase Agreement.

The preliminary Closing Statement presented by Hayes and the Company indicates a gross asset purchase price of $3,045,379, net of liabilities to be paid by Hayes at closing projected at $2,459,623, the net cash proceeds to the Company is estimated to be $585,756.

In addition, Hayes will pay the Company an additional $550,000 for the transfer of the Company's intellectual property rights and shall be paid $550,000 pursuant to a License Agreement dated May 20, 1997.

This represents a total purchase price for the tangible and intangible assets acquired by Hayes of $3,595,379.

Following the closing of the pending Transaction with Hayes, the Company is projected to retain additional adjusted assets of approximately $527,335.

Following the pending Transaction, the Company plans to finalize the merger negotiations with MMI, the majority shareholder of the Company. Upon completion of the merger between the

Company and MMI, the Company anticipates that it will remain as the surviving entity, change its name to Metrax International, Inc., and continue the operations of MM and Metrax GmbH.

The capital plan proposed by the Company and MMI would result in the existing public shareholders of the Company maintaining substantially the same 20% equity interest in the common shares of the Company immediately following the merger.

ANALYSIS LEADING TO ADVISORY CONCLUSIONS

In connection with preparing this Opinion, we have made such analyses, reviews and inquiries as we have deemed necessary and appropriate under the circumstances. In conducting our analysis and forming our Opinion, we have reviewed a number of documents, including but not limited to the following:

1.  Asset Purchase Agreement dated May 20, 1997 and Preliminary Closing
    Statement.

2.  Licensing Agreement dated May 20, 1997

3. Worldwide Exclusive Distribution Agreement dated February 1, 1997 between National Medical Specialty Inc., a wholly owned subsidiary of Hayes Medical, Inc., including executed purchase orders.

4.  Letter of Intent dated February 1, 1997.

5. Audited Financial Statement for U.S. Medical Products, Inc., for December 31, 1996 and presents the net assets in liquidation of the Company.

6.  Audited Financial Statements for U.S. Medical Products, Inc. for 1995 and
    1994.

7. U.S. Medical Products, Inc., Interim Financial Statement for the three (3) months ending March 31, 1997. Also, a preliminary Interim Financial Statement for the six (6) months ending June 30, 1997.

8. Management prepared monthly Financial Statements for the period ending December 31, 1996 and January through May 1997.

9. U.S. Medical Products, Inc., 5 year proforma income statement, dated November, 1996.

10. 1996 Marketing Plan and quarterly 1996 proforma income statement for U.S. Medical Products, Inc.

11. Detailed list of accounts receivable with aging information; also, list of all accounts payable and creditors.

12. Detailed Hayes and USMP Closing Binder presented by Hayes dated May 21, 1997, which includes numerous documents listed in the Table of Contents - Documents #1 - #4 and Exhibits and Schedules #5 - #26.

13. SEC 10-KSB/A for December 31, 1996

14. SEC 10-KSB for December 31, 1995 and December 31, 1994

15. SEC 8-K's dated May 20, 1997, August 21, 1996, and February 22, 1996..

16. Purchase Agreement dated August 19, 1996 between Metrax Medical, Inc., and Durian Securities, Inc., for the acquisition of 12,998,060 shares of the common stock of U.S. Medical Products, Inc., along with 17,270,948 Class A warrants to purchase 17,270,948 shares of common stock of U.S. Medical Products, Inc., and a $1,100,000 promissory note. Also, the Contribution Agreement, dated August 19, 1996, between USMP and Durian Securities, Inc., for the contribution to USMP capital of certain outstanding note debt and note interest.

17. Shareholder list for USMP as of February 5, 1997. Also, detail on various stock option plans implemented by USMP and warrants issued to purchase the common stock of the Company.

18. Various documents, memoranda prepared by the Company management, including but not limited to (i) a summary of the Company's operations and history;
    (ii) background information on key management personnel; (iii) USMP's organizational structure; (iv) intellectual property assets schedule dated February 24, 1997; (v) summary of U.S. Medical Products, Inc., Premarket 510(k) notifications; (vi) joint defense agreement between USMP and Smith Management Company relative to the defense of lawsuit entitled 1212 HP, Ltd. 1826, Inc., et al., and a draft settlement agreement to a claim made by Meridian Capital Group, Inc., for fees in connection with financial advisory services provided to the majority shareholder of the Company in conjunction with efforts to arrange financing for the Company; (vii) various articles, scientific papers, product brochures and documents describing among other things USMP's products and technology, commercial applications along with industry and competitor research covering certain segments of the orthopedics market - hip, knee and small joint prostheses, trauma devices, and bone anchors.

19. OTC Bulletin Board Daily stock price and volume detail for the period January 2, 1996 through March 18, 1997.

20. Various documents, memoranda prepared by the Company management, including but not limited to (i) management discussion relative to its efforts to secure working capital financing to meet operating shortfall along with weekly cash flow projections for various periods in 1996 and 1997; (ii) management discussion relative to its assessment of the alternatives to the Company to meet its financial responsibilities to creditors, including reducing expenses, securing working capital debt financing, sale of equity and or the sale of assets, as alternatives to the filing bankruptcy by the Company; (iii) management review of the impact of the sale of assets on its employees, customers, suppliers and creditors; and (iv) schedule of cash transactions between USMP and MMI.

21. Copies of press releases made during the period 1997 and 1996.

22. Copies of all employment agreements and list of officers and directors with background information and organizational structure.

23. Schedule of contracts in which USMP is obligated.

24. USMP assessment of annual distributor sales of its products by Hayes over a four (4) year royalty term and their estimate of the net present value.

25. Business and marketing plan from Hayes dated September 1996 including Hayes assessment of distributor sales of USMP products and the present value of the future payments.

26. December 31, 1996 Audited Financial Statement for Hayes.

In addition to review of the above described documents, the following analytical procedures were conducted in arriving at our Opinion.

1. Inquiries were made of certain officers of the Company who have senior responsibility for operating matters regarding: (i) the operations, financial condition, future prospects and projected operations and performance of the Company; (ii) whether management is aware of any events or conditions which might cause any of the assumptions set forth in this Opinion to be incorrect; (iii) the nature of conversion of debt to equity of the Company and conversion of debt to capital by a third party note holder during 1996; and (iv) management's continuing assessment of the deteriorating financial condition of the Company during 1996 and since December 31, 1996, the date of the Company's most recent Audited Consolidated Statement of Financial Condition.

2.  Visits were made to the facilities and offices of the Company.

3. Certain financial forecasts and accompanying assumptions prepared by the Company management for the years ending December 31, 1996 and 1997 were reviewed, and the assumptions underlying such forecasts were discussed with officers of the Company.

4. Discussions were held with management of the Company to review certain key aspects of the operating strategy for 1996 and 1997 following the acquisition of a majority position in the Company's equity by Metrax Medical, Inc., and the subsequent management re-structuring, and the circumstances surrounding the Company's decision to pursue the sale of substantially all of its assets and re-organize its business activities through a planned merger with its majority shareholder.

5. USMP common stock trading prices and volumes for the period from January 2, 1996 to December 31, 1996, as well as, January 2, 1997 to March 18, 1997 were analyzed to ascertain stock price and volume levels and volatility. Trading price and volume activity for subsequent dates through June 30, 1997 were also reviewed.

6. Generally recognized financial analysis and valuation procedures were undertaken to ascertain the financial condition of the Company as well as to estimate its value based upon the appropriate standard of value considering the circumstances. This analysis is incorporated in our due diligence analysis and presentation of findings to the Board of Directors of the Company.

LIMITING CONDITIONS

The Opinion is subject to the following limiting conditions:

1. Neither WJG nor its principals have any present or intended interest in the Company. WJG fees for the Opinion are based on professional time charges, and are in no way contingent upon the final conclusions derived.

2. The Opinion is intended only for the specific use and purpose stated herein. It is intended for no other uses and is not to be copied or given to unauthorized persons without the direct written approval of WJG. The Opinion, may however, be filed with the Securities and Exchange Commission as required by the Commission's rules and regulations, and we hereby consent to such filing. The Opinion and information contained herein are valid only for the stated purpose and date of the study, and should in no way be construed to be investment advice.

3. In the preparation of our Opinion, WJG used information provided by the Company management and Hayes management. It has been represented to us that the information is reasonably complete and accurate. We did not make independent examinations of any financial statements, projections or other information prepared by the Company management and Hayes management, which were relied upon and, accordingly, we make no representations or warranties nor do we express any opinion regarding the accuracy or reasonableness of such.

4. In the preparation of our Opinion, WJG visited the principal operating facilities of the Company. WJG did not visit nor make an independent examination of the Hayes operations in Sacramento, California and accordingly, we make no representations or warranties nor do we express any opinion regarding the accuracy or reasonableness of the information provided by Hayes.

5. It is beyond the scope of the Opinion to render any opinion relative to the solvency or insolvency of Hayes either prior to or following the Transaction. WJG has not been requested to render such an opinion, and
    nothing in the Opinion should be construed as such.   Further, we express
    no opinion regarding the abilities of Hayes management to meet its duties pursuant to the proposed Transaction.


6. It is beyond the scope of the Opinion to render any opinion relative to the future prospective performance of the common stock of the Company following the closing of the Transaction.

7. It is beyond the scope of the Opinion to express an opinion regarding the market value of any tangible asset of the Company. We have relied on information provided by the Company and its independent advisors with regards to the value of such assets.

8. Publicly available information utilized in the analysis (e.g., economic, financial industry, market, statistical and/or investment information) was obtained from sources deemed to be reliable. It is beyond the scope of the study to verify the accuracy of such information, and we make no representation as to its accuracy.

9. This engagement is limited to the production of the Opinion and the conclusions and opinions contained herein. WJG was not retained by the Company to advise relative to the existence of other alternatives to the proposed Transaction. Further, WJG has no obligation to provide future services (e.g., expert testimony in court or before governmental agencies) related to the contents of the Opinion unless prior arrangements for such services have been made.

10. The Opinion is necessarily based on economic and market conditions and other factors as they existed as of the date of our presentation of
    findings and oral opinion to the Board of Directors of the Company.   WJG
    has further relied upon the representations of both the Company that there have been no material changes, economic, market condition or otherwise since that date.

11. The Company has provided limited information regarding its post Transaction business plans; we understand that it is the intent of the Company and its majority shareholder to merge; however, it is beyond the scope of this Opinion to render any opinion regarding the post Transaction merger or management's capabilities relating to carrying out the proposed merger plan.

12. The Company has indicated their intent to pursue a merger plan with MMI which would result in the existing public minority shareholders maintaining substantially the same equity interest in the common shares of the Company
    immediately following the merger.    However, the management advises that
    they would expect the existing shareholder interests of all shareholders to be diluted pursuant to any post merger third party financing.

At the present time management of MMI have presented only a very preliminary business plan of their strategy and capital needs following the merger with the Company. Management advises that they are in discussions with various financing sources and believe that they will be successful in securing necessary post merger capital to grow the business. We can offer no opinion as to the viability of management's business plan, or express any opinion relative to whether management will be successful in building the business or securing necessary capital.

We have relied upon the representations of both the Company and its advisors that there has been no adverse or other material change in the respective assets, financial condition or business operations since the date of the most recent financial statements made available to us, and that those statement's accurately reflect the assets and financial condition of both the Company at that point in time.

CONCLUSION

Based on the foregoing and in reliance thereon, it is our opinion that the Transaction, assuming it is consummated as proposed, is fair to the shareholders
and the Company from a financial point of view.   WJG reserves the right, in the
event that events or facts subsequent to the date of the Opinion become known which have a material impact on the Company to supplement or withdraw the Opinion prior to the closing date of the Transaction.

Delivery of this Opinion to the Company and the shareholders is, as to such entities, subject to the conditions, limitations and assumptions set forth in this Opinion, and our engagement letter dated February 11, 1997 to the Board of Directors of the Company.

William Jamieson Group, Inc.



by: Craig W. Lunsman
    Managing Director

                                      APPENDIX E

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain
  Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate
   Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and


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all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.